Exhibit 99.1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Audited Consolidated Financial Statements of TIER REIT, Inc.

Unaudited Condensed Consolidated Financial Statements of TIER REIT, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of TIER REIT, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of TIER REIT, Inc. and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 11, 2019, expressed an unqualified opinion on the Company's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 11, 2019

We have served as the Company’s auditor since 2005.

TIER REIT, Inc.
Consolidated Balance Sheets
As of December 31, 2018 and 2017
(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
Assets
Real estate
Land	$154,422	$139,951
Land held for development	36,830	45,059
Buildings and improvements, net	1,132,428	1,061,418
Real estate under development	41,404	29,525
Total real estate	1,365,084	1,275,953
Cash and cash equivalents	30,741	13,800
Restricted cash	6,141	8,510
Accounts receivable, net	67,335	81,129
Prepaid expenses and other assets	11,376	28,112
Investments in unconsolidated entities	32,746	31,852
Deferred financing fees, net	2,756	1,387
Lease intangibles, net	101,372	87,047
Assets associated with real estate held for sale	—	53,348
Total assets	$1,617,551	$1,581,138

Liabilities and equity

Liabilities
Notes payable, net	$714,755	$794,538
Accounts payable and accrued liabilities	91,548	81,166
Acquired below-market leases, net	22,651	17,942
Other liabilities	11,116	7,567
Obligations associated with real estate held for sale	—	2,354
Total liabilities	840,070	903,567

Commitments and contingencies

Equity
Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, none outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 53,839,766 and 47,623,324 shares issued and outstanding at December 31, 2018 and 2017, respectively	5	5
Additional paid-in capital	2,749,106	2,609,540
Cumulative distributions and net loss attributable to common stockholders	(1,977,969)	(1,936,960)
Accumulated other comprehensive income	3,409	4,218
Stockholders’ equity	774,551	676,803
Noncontrolling interests	2,930	768
Total equity	777,481	677,571
Total liabilities and equity	$1,617,551	$1,581,138

See Notes to Consolidated Financial Statements.

TIER REIT, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Years Ended December 31, 2018, 2017, and 2016
(in thousands, except share and per share amounts)

	2018	2017	2016
Rental revenue	$218,517	$216,461	$242,818
Expenses
Property operating expenses	51,674	55,921	72,603
Real estate taxes	35,682	34,264	36,297
Property management fees	338	232	917
Interest expense	29,371	33,576	43,257
Asset impairment losses	41,564	5,250	8,977
General and administrative	21,785	21,446	23,649
Depreciation and amortization	101,036	94,754	111,830
Total expenses	281,450	245,443	297,530
Interest and other income	784	1,359	1,169
Loss on early extinguishment of debt	(8,988)	(545)	—
Gain on troubled debt restructuring	31,006	—	—
Gain on sale of assets	26,828	92,396	22,176
Hurricane-related loss	(3,000)	—	—
Income (loss) before income taxes, equity in operations of investments, and gain on remeasurement of investment in unconsolidated entities	(16,303)	64,228	(31,367)
Provision for income taxes	(834)	(468)	(655)
Equity in operations of investments	718	6,399	2,569
Gain on remeasurement of investment in unconsolidated entities	11,090	14,168	—
Net income (loss)	(5,329)	84,327	(29,453)
Noncontrolling interests	308	(41)	36
Net income (loss) attributable to common stockholders	$(5,021)	$84,286	$(29,417)

Weighted average common shares outstanding - basic	50,233,663	47,537,758	47,405,564
Weighted average common shares outstanding - diluted	50,233,663	47,882,642	47,405,564

Basic net income (loss) per common share	$(0.10)	$1.76	$(0.62)
Diluted net income (loss) per common share	$(0.10)	$1.75	$(0.62)

Comprehensive income (loss):
Net income (loss)	$(5,329)	$84,327	$(29,453)
Other comprehensive income (loss): unrealized gain (loss) on interest rate derivatives	(1,634)	5,262	2,824
Comprehensive income (loss)	(6,963)	89,589	(26,629)
Comprehensive (income) loss attributable to noncontrolling interests	308	(43)	30
Comprehensive income (loss) attributable to common stockholders	$(6,655)	$89,546	$(26,599)

See Notes to Consolidated Financial Statements.

TIER REIT, Inc.
Consolidated Statements of Changes in Equity
For the Years Ended December 31, 2018, 2017, and 2016
(in thousands)

				Cumulative Distributions and Net Loss Attributable to Common Stockholders
	Common Stock		Additional Paid-in Capital		Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value				Noncontrolling Interests	Total Equity

Balance at January 1, 2016	47,362	$5	$2,600,193	$(1,922,721)	$(3,860)	$1,502	$675,119
Net loss	—	—	—	(29,417)	—	(36)	(29,453)
Unrealized gain on interest rate derivatives	—	—	—	—	2,818	6	2,824
Share based compensation, net	111	—	3,205	—	—	304	3,509
Contributions by noncontrolling interest	—	—	—	—	—	221	221
Distributions declared:
Common stock ($0.72 per share)	—	—	—	(34,377)	—	—	(34,377)
Noncontrolling interests	—	—	—	—	—	(27)	(27)
Cancellation of Series A Preferred Stock	—	—	2,700	—	—	—	2,700
Balance at December 31, 2016	47,473	$5	$2,606,098	$(1,986,515)	$(1,042)	$1,970	$620,516
Cumulative effect of a change in accounting principle	—	—	290	(290)	—	—	—
Balance at January 1, 2017	47,473	$5	$2,606,388	$(1,986,805)	$(1,042)	$1,970	$620,516
Net income	—	—	—	84,286	—	41	84,327
Unrealized gain on interest rate derivatives	—	—	—	—	5,260	2	5,262
Share based compensation, net	150	—	3,152	—	—	(216)	2,936
Contributions by noncontrolling interest	—	—	—	—	—	488	488
Distributions declared:
Common stock ($0.72 per share)	—	—	—	(34,441)	—	—	(34,441)
Noncontrolling interests	—	—	—	—	—	(17)	(17)
Deconsolidation of an investment	—	—	—	—	—	(1,500)	(1,500)
Balance at December 31, 2017	47,623	$5	$2,609,540	$(1,936,960)	$4,218	$768	$677,571
Cumulative effect of changes in accounting principles	—	—	—	635	825	—	1,460
Balance at January 1, 2018	47,623	$5	$2,609,540	$(1,936,325)	$5,043	$768	$679,031
Net loss	—	—	—	(5,021)	—	(308)	(5,329)
Unrealized loss on interest rate derivatives	—	—	—	—	(1,634)	—	(1,634)
Issuance of common stock, net	5,948	—	137,893	—	—	—	137,893
Share based compensation, net	269	—	1,673	—	—	(129)	1,544
Contributions by noncontrolling interest	—	—	—	—	—	2,607	2,607
Distributions declared:
Common stock ($0.72 per share)	—	—	—	(36,623)	—	—	(36,623)
Noncontrolling interests	—	—	—	—	—	(8)	(8)
Balance at December 31, 2018	53,840	$5	$2,749,106	$(1,977,969)	$3,409	$2,930	$777,481

See Notes to Consolidated Financial Statements.

TIER REIT, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2018, 2017, and 2016
(in thousands)

	2018	2017	2016
Cash flows from operating activities
Net income (loss)	$(5,329)	$84,327	$(29,453)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Asset impairment losses	41,564	5,250	8,977
Gain on sale of assets	(26,828)	(92,396)	(22,176)
Hurricane-related loss	3,000	—	—
Gain on remeasurement of investment in unconsolidated entities	(11,090)	(14,168)	—
Gain on troubled debt restructuring	(31,006)	—	—
Loss on early extinguishment of debt	8,988	545	—
Hedge ineffectiveness income from derivatives	—	(253)	(572)
Amortization of restricted shares and units	4,569	4,079	4,159
Depreciation and amortization	101,036	94,754	111,830
Amortization of lease intangibles	(301)	(275)	(2,015)
Amortization of above- and below-market rent	(6,114)	(3,895)	(4,255)
Amortization of deferred financing and mark-to-market costs	1,481	3,444	3,106
Equity in operations of investments	(718)	(6,399)	(2,569)
Ownership portion of fees from unconsolidated entities	136	409	562
Distributions from investments	10	9,108	739
Change in accounts receivable	(1,074)	(9,055)	(8,892)
Change in prepaid expenses and other assets	843	(697)	852
Change in lease commissions	(13,592)	(15,907)	(10,614)
Change in other lease intangibles	(73)	(432)	(852)
Change in other intangible assets	—	—	(100)
Change in accounts payable and accrued liabilities	4,617	(842)	3,627
Change in other liabilities	1,513	3,255	(1,051)
Cash provided by operating activities	71,632	60,852	51,303

Cash flows from investing activities
Escrow deposits	(3,000)	(13,350)	(19,000)
Return of investments	1,711	25,784	17,331
Purchases of real estate	(100,480)	(93,011)	—
Investments in unconsolidated entities	(1,499)	(19,667)	(3,956)
Capital expenditures for real estate	(34,967)	(33,688)	(48,603)
Capital expenditures for real estate under development	(77,956)	(30,550)	(11,088)
Proceeds from sale of assets	188,772	328,461	295,453
Insurance proceeds for capital expenditures	2,868	—	—
Cash provided by (used in) investing activities	(24,551)	163,979	230,137

Cash flows from financing activities
Financing costs	(3,329)	(1,972)	(885)
Proceeds from notes payable	778,000	196,000	173,000
Payments on notes payable	(904,241)	(374,792)	(419,294)
Payments for early extinguishment of debt	(3,633)	(436)	—
Issuance of common stock	140,348	—	—
Costs associated with issuance of common stock	(2,455)	—	—
Transfer of common stock	(3,025)	(1,143)	(650)
Distributions paid to common stockholders	(36,623)	(43,034)	(34,359)
Distributions paid to Series A Convertible Preferred stockholders	—	—	(2)
Distributions paid to noncontrolling interests	(8)	(25)	(38)
Contributions from noncontrolling interests	2,457	488	221
Cash used in financing activities	(32,509)	(224,914)	(282,007)

Net change in cash, cash equivalents, and restricted cash	14,572	(83)	(567)
Cash, cash equivalents, and restricted cash at beginning of period	22,310	22,393	22,960
Cash, cash equivalents, and restricted cash at end of period	$36,882	$22,310	$22,393

See Notes to Consolidated Financial Statements.

TIER REIT, Inc.
Notes to Consolidated Financial Statements

1.            Business

Organization

TIER REIT, Inc. is a publicly traded (NYSE: TIER), self-managed, Dallas-based real estate investment trust focused on owning quality, well-managed commercial office properties in dynamic markets throughout the U.S. As used herein, “TIER REIT,” the “Company,” “we,” “us,” or “our” refers to TIER REIT, Inc. and its subsidiaries unless the context otherwise requires.

TIER REIT’s vision is to be the premier owner and operator of best-in-class office properties in TIER1 submarkets, which are primarily higher density and amenity-rich locations within select, high-growth metropolitan areas that offer a walkable experience to various amenities. Our mission is to provide unparalleled, TIER ONE Property Services to our tenants and outsized total return through stock price appreciation and dividend growth to our stockholders. TIER REIT was incorporated in June 2002 as a Maryland corporation and has elected to be treated, and currently qualifies, as a real estate investment trust, or REIT, for federal income tax purposes.

As of December 31, 2018, we owned interests in 19 operating office properties, and two development properties located in five markets throughout the United States.

Substantially all of our business is conducted through Tier Operating Partnership LP (“Tier OP”), a Texas limited partnership.  Our wholly-owned subsidiary, Tier GP, Inc., a Delaware corporation, is the sole general partner of Tier OP.  Our direct and indirect wholly-owned subsidiaries, Tier Business Trust, a Maryland business trust, and Tier Partners, LLC, a Delaware limited liability company, are limited partners that together with Tier GP, Inc. own all of Tier OP.

2.            Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as the purchase price allocation for real estate acquisitions; impairment of assets, such as timing of asset dispositions and duration of lease terms; depreciation and amortization; and allowance for doubtful accounts.  Actual results could differ materially from those estimates.

Reclassifications

In August 2018, the Securities and Exchange Commission (“SEC”) issued Final Rule Release No.33-10532, Disclosure Update and Simplification, which in part amends certain disclosure requirements of Regulation S-X that have become redundant, duplicative, overlapping, outdated, or superseded, in light of other SEC disclosure requirements, GAAP, or changes in the information environment. The amendments are intended to facilitate the disclosure of information to investors and simplify compliance without significantly altering the total mix of information provided to investors.  Certain amounts previously reflected in prior year consolidated statements of operations and comprehensive income (loss) have been reclassified to conform to our 2018 presentation based on our application of these rules. These reclassifications had no effect on previously reported net income (loss).

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts, the accounts of variable interest entities (“VIEs”), if any, in which we are the primary beneficiary, and the accounts of other subsidiaries over which we have control. VIEs, as defined by GAAP, are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability.  Interests in entities acquired are evaluated based on applicable GAAP guidance which requires the consolidation of VIEs in which we are deemed to be the primary beneficiary.  The determination of the primary beneficiary requires management to make significant estimates and judgments about our rights, obligations, and economic interests in such entities as well as the same of the other owners. For entities in which we have less than a controlling financial interest or entities with respect to which we are not deemed to be the primary beneficiary, the entities are accounted for using the equity method of accounting. If the interest is in an entity that is determined not to be a VIE, then the entity is evaluated for consolidation based on legal form, economic substance, and the extent to which we have control and/or substantive participating rights under the respective ownership agreement.

All inter-company transactions, balances, and profits have been eliminated in consolidation.

Real Estate

Upon the acquisition of real estate properties accounted for as an acquisition of an asset, we recognize the assets acquired, the liabilities assumed, and any noncontrolling interest as of the acquisition date, measured at their relative fair values once we have determined the fair value of each of these assets and liabilities.  The acquisition date is the date on which we obtain control of the real estate property, and associated transaction costs are capitalized. The assets acquired and liabilities assumed consist of land, inclusive of associated rights, buildings, assumed debt, identified intangible assets and liabilities, and asset retirement obligations.  Identified intangible assets generally consist of above-market leases, in-place leases, in-place tenant improvements, in-place leasing commissions, and tenant relationships.  Identified intangible liabilities generally consist of below-market leases.

The fair value of the tangible assets acquired, consisting of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings.  Land values are derived from appraisals or other relevant market information available to us, and building values are calculated as replacement cost less depreciation or management’s estimates of the fair value of these assets using discounted cash flow analyses or similar methods believed to be used by market participants.  The value of buildings is depreciated over the estimated useful life of generally 25 years using the straight-line method.

We determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that management believes we could obtain at the date of the debt assumption.  Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan using the effective interest method.

 We determine the value of above-market and below-market leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to (a) the remaining non-cancelable lease term for above-market leases, or (b) the remaining non-cancelable lease term plus any below-market fixed rate renewal options that, based on a qualitative assessment of several factors, including the financial condition of the lessee, the business conditions in the industry in which the lessee operates, the economic conditions in the area in which the property is located, and the ability of the lessee to sublease the property during the renewal term, are reasonably assured to be exercised by the lessee for below-market leases.  We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental revenue over the determined lease term.

The total value of identified real estate intangible assets acquired is further allocated to in-place leases, in-place tenant improvements, in-place leasing commissions, and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value for tenant improvements and leasing commissions is based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases include an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, we include such items as real estate taxes, insurance, and other operating expenses, as well as lost rental revenue during the expected lease-up period based on current market conditions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases including leasing commissions, legal fees, and tenant improvements, as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis.

We amortize the value of in-place leases, in-place tenant improvements, and in-place leasing commissions to expense over the initial term of the respective leases.  The tenant relationship values are amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets or liabilities exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the acquired intangibles related to that tenant would be charged to expense.

In allocating the purchase price of each of our properties, management makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets, discount rates used to determine present values, market rental rates per square foot, and the period required to lease the property up to its occupancy at acquisition as if it were vacant.  Many of these estimates are obtained from independent third party appraisals.  However, management is responsible for the source and use of these estimates.  A change in these estimates and assumptions could result in the various categories of our real estate assets and/or related intangibles being overstated or understated which could result in an overstatement or understatement of depreciation and/or amortization expense and/or rental revenue.  These variances could be material to our financial statements.

The estimated remaining useful lives for our acquired lease intangibles range from an ending date of January 2019 to an ending date of November 2027.  Anticipated amortization associated with our acquired lease intangibles for each of the years ending December 31, 2019, through December 31, 2023, is as follows (in thousands):

2019	$6,982
2020	$6,141
2021	$4,899
2022	$4,197
2023	$3,634

The following is a summary of our building and improvements and related lease intangibles as of December 31, 2018 and 2017, (in thousands):

		Lease Intangibles
		Assets		Liabilities
	Buildings and Improvements	Other Lease Intangibles	Acquired Above-Market Leases	Acquired Below-Market Leases
as of December 31, 2018
Cost	$1,574,653	$170,824	$—	$(60,509)
Less: accumulated depreciation and amortization	(442,225)	(69,452)	—	37,858
Net	$1,132,428	$101,372	$—	$(22,651)

		Lease Intangibles
		Assets		Liabilities
	Buildings and Improvements	Other Lease Intangibles	Acquired Above-Market Leases	Acquired Below-Market Leases
as of December 31, 2017
Cost	$1,514,544	$146,926	$4,857	$(50,399)
Less: accumulated depreciation and amortization	(453,126)	(60,298)	(4,438)	32,457
Net	$1,061,418	$86,628	$419	$(17,942)

Real Estate Development

We capitalize project costs related to the development and construction of real estate (including interest, property taxes, insurance, and other direct costs associated with the development) as a cost of the development. Indirect costs not clearly related to development and construction are expensed as incurred. Capitalization begins when we determine that the development is probable and significant development activities are underway. We cease capitalization when the development is completed and ready for its intended use or if the intended use changes such that capitalization is no longer appropriate.

Sales of Real Estate
Upon the disposition of a property, we recognize a gain or loss at a point in time when we determine control of the underlying asset has been transferred to the buyer. Our performance obligation is generally satisfied at closing of the transaction. Any continuing involvement is analyzed as a separate performance obligation in the contract, and a portion of the sales price is allocated to each performance obligation. When the performance obligation related to the continuing involvement is satisfied, the sales price allocated to it is recognized. There is significant judgment applied to estimate the amount of any variable consideration identified within the sales price and assess its probability of occurrence based on current market information, historical transactions, and forecasted information that is reasonably available.

Impairment of Real Estate Related Assets

For our consolidated real estate assets, we monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset, including its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to its estimated fair value. Our process to estimate the fair value of an asset involves using bona fide purchase offers or the expected sales price of an executed sales agreement, which would be considered Level 1 or Level 2 assumptions within the fair value hierarchy. To the extent that this type of third-party information is unavailable, we estimate projected cash flows and a risk-adjusted rate of return that we believe would be used by a third party market participant in estimating the fair value of an asset. This is considered a Level 3 assumption within the fair value hierarchy. These projected cash flows are prepared internally by the Company’s asset management professionals and are updated quarterly to reflect in-place and projected leasing activity, market revenue and expense growth rates, market capitalization rates, discount rates, and changes in economic and other relevant conditions. The Company’s Chief Financial Officer, Chief Accounting Officer, and Managing Director - Asset Management review these projected cash flows to assure that the valuation is prepared using reasonable inputs and assumptions, which are consistent with market data or with assumptions that would be used by a third party market participant and assume the highest and best use of the real estate investment. For the years ended December 31, 2018, 2017 and 2016, we recorded non-cash impairment charges of approximately $41.6 million, $5.3 million and $9.0 million, respectively.  The impairment losses recorded were related to assets assessed for impairment due to the disposition of a property or changes in management’s estimates of the intended hold periods for certain of our properties.

For our unconsolidated real estate assets, at each reporting date we compare the estimated fair value of our investment to the carrying amount.  An impairment charge is recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be an other-than-temporary decline.  We had no impairment charges related to our investments in unconsolidated entities for the years ended December 31, 2018, 2017, or 2016.

In evaluating our investments for impairment, management makes several estimates and assumptions, including, but not limited to, the projected date of disposition and sales price for each property, the estimated future cash flows of each property during our estimated ownership period, and for unconsolidated investments, the estimated future distributions from the investment.  A change in these estimates and assumptions could result in understating or overstating the carrying amount of our investments which could be material to our financial statements.

We undergo continuous evaluations of property level performance, credit market conditions, and financing options.  If our assumptions regarding the cash flows expected to result from the use and eventual disposition of our properties decrease or our expected hold periods decrease, we may incur future impairment charges on our real estate related assets.  In addition, we may incur impairment charges on assets classified as held for sale in the future if the carrying amount of the asset upon classification as held for sale exceeds the estimated fair value less costs to sell.

Hurricane Harvey

In August 2017, One & Two Eldridge Place and Three Eldridge Place (collectively known as the “Eldridge Properties”), located in Houston, Texas, experienced flood-related loss, damage, and destruction as a result of Hurricane Harvey and its aftermath. By early January 2018, all of the properties were fully operational. We carry comprehensive, all-risk property, casualty, flood, and business interruption insurance that we anticipate will cover our losses at the properties, subject to a deductible. For the year ended December 31, 2017, we recognized approximately $15.0 million for the write-off of the net book value of damaged assets, and incurred approximately $8.6 million of restoration expenses. For the year ended December 31, 2018, we incurred approximately $3.5 million of restoration expenses.

As of December 31, 2017, we recorded an insurance recovery in “accounts receivable, net” on our consolidated balance sheet for the estimated net book value of damaged assets and the restoration expenses incurred because we determined the insurance proceeds were probable of receipt. Through December 31, 2018, we have received approximately $14.7 million of this insurance recovery. At December 31, 2018, we wrote off a portion of this receivable and recognized an approximately $3.0 million charge in “hurricane-related loss” on our consolidated statement of operations for the year ended December 31, 2018.

To the extent that insurance proceeds ultimately exceed the net book value of damaged assets plus the restoration expenses incurred, the excess (net of the deductible) will be reflected as income in the period insurance proceeds are received or when receipt is deemed probable to occur.

We provided rent abatements and concessions to tenants through the second quarter of 2018 as a result of Hurricane Harvey. For the years ended December 31, 2018 and 2017, we provided rent abatements of approximately $4.7 million and $7.0 million, respectively. These abatements were a reduction to “rental revenue” on our consolidated statements of operations and comprehensive income (loss). The rent abatements and concessions provided were offset by business interruption and other insurance proceeds recognized (net of a deductible and estimated saved expenses) of approximately $7.9 million and $6.2 million, for the years ended December 31, 2018 and 2017, respectively. In the year ended December 31, 2018, these proceeds consisted of approximately $4.8 million of net business interruption insurance proceeds and approximately $3.1 million of other insurance proceeds. In the year ended December 31, 2017, all proceeds consisted of net business interruption insurance proceeds.

The Eldridge Properties were sold in January 2019, for a contract sales price of approximately $78.4 million.

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds or investments with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash includes restricted money market accounts, as required by our lenders or by leases, for anticipated tenant improvements, property taxes and insurance, certain tenant security deposits, and additional loan security reserves.

The following is a summary of our cash, cash equivalents, and restricted cash total as presented in our statements of cash flows for the years ended December 31, 2018, 2017 and 2016 (in thousands):

	December 31, 2018	December 31, 2017	December 31, 2016
Cash and cash equivalents	$30,741	$13,800	$14,884
Restricted cash	6,141	8,510	7,509
Total cash, cash equivalents, and restricted cash	$36,882	$22,310	$22,393

Accounts Receivable, net

The following is a summary of our accounts receivable, net, as of December 31, 2018 and 2017 (in thousands):

	December 31, 2018	December 31, 2017
Straight-line rental revenue receivable	$51,912	$57,372
Insurance receivable	9,680	18,826
Tenant receivables	5,572	4,221
Non-tenant receivables	821	893
Allowance for doubtful accounts	(650)	(183)
Total	$67,335	$81,129

Our allowance for doubtful accounts is an estimate based on management’s evaluation of accounts where it has determined that a tenant may not meet its financial obligations. In these situations, management uses its judgment, based on the facts and circumstances, and records a reserve for that tenant against amounts due to reduce the receivable to an amount it believes is collectible. These reserves are reevaluated and adjusted as additional information becomes available.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets include escrow deposits for the purchase of properties that we have contracted to acquire, prepaid insurance, prepaid real estate taxes, and utility and other deposits of the properties we consolidate, as well as our deferred tax assets, derivative financial assets, and prepaid directors’ and officers’ insurance.

Investments in Unconsolidated Entities

Investments in unconsolidated entities consist of our noncontrolling interests in properties. We account for these investments using the equity method of accounting in accordance with GAAP.  We use the equity method of accounting when we have significant influence, but not control, of the decision-making involved in the operating and financial decisions of these investments and thereby have some responsibility to create a return on our investment. The equity method of accounting requires these investments to be initially recorded at cost and subsequently increased (decreased) for our share of net income (loss), including eliminations for our share of inter-company transactions, and increased (decreased) for contributions (distributions). To the extent that we contribute assets to an unconsolidated entity, our investment in the unconsolidated entity is recorded at our cost basis in the assets that were contributed to the entity. To the extent that our cost basis is different than the basis reflected at the entity level, the basis difference is generally amortized over the life of the related asset and included in our share of equity in operations of investments.

For unconsolidated investments that have properties under development, we capitalize interest expense to our investment basis using our weighted average interest rate of consolidated debt. Capitalization begins when we are engaged in the activities necessary to get the property ready for its intended use. We cease capitalization when the development is completed and ready for its intended use or if the intended use changes such that capitalization is no longer appropriate. For the years ended December 31, 2018 and 2017, we capitalized interest expense of approximately $1.1 million and $1.3 million, respectively, for unconsolidated entities with properties under development, which are included in our investments in unconsolidated entities on our consolidated balance sheets.

Real Estate Held for Sale

We classify properties as held for sale when certain criteria are met, in accordance with GAAP.  At that time, we present the assets and obligations associated with the real estate held for sale separately in our consolidated balance sheet, and we cease recording depreciation and amortization expense related to that property.  Real estate held for sale is reported at the lower of its carrying amount or its estimated fair value less estimated costs to sell.  In the event that a property classified as held for sale no longer meets the criteria for held for sale classification, the property is reclassified as held for use at the lower of the fair value or the depreciated basis as if the property had continued to be used. We have no properties classified as real estate held for sale as of December 31, 2018. We had one property classified as real estate held for sale as of December 31, 2017, which was sold during 2018.

Derivative Financial Instruments

We record all derivatives on our consolidated balance sheets at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting.  Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.  For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged items are recorded in earnings. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.  For derivatives designated as cash flow hedges, the changes in the fair value of the derivative are reported in accumulated other comprehensive income (loss) and are subsequently reclassified into earnings when the hedged item affects earnings.  Changes in the fair value of derivative instruments not designated as hedges are recognized in earnings in the affected period.  Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  We may enter into derivative contracts that are intended to economically hedge certain of our risk even though hedge accounting does not apply or we elect not to apply hedge accounting.

As of December 31, 2018 and 2017, we do not have any derivatives designated as fair value hedges or hedges of net investments in foreign operations, nor are derivatives being used for trading or speculative purposes.

Series A Convertible Preferred Stock

As of December 31, 2015, we had 10,000 shares of Series A participating, voting, convertible preferred stock (the “Series A Convertible Preferred Stock”) outstanding. The shares of Series A Convertible Preferred Stock were initially recorded at fair value and classified as temporary equity, outside the stockholders’ equity section, on our consolidated balance sheets. On March

2, 2016, based on the Conversion Company Value, as defined in the Articles Supplementary, no shares of common stock were issued, and the shares of Series A Convertible Preferred Stock were canceled.

Revenue Recognition

Our rental revenue primarily consists of revenue generated from leases. We recognize rental income generated from all leases of consolidated real estate assets on a straight-line basis over the terms of the respective leases, including the effect of rent holidays, if any.
For contracts with customers (as defined by GAAP), we recognize revenue when we transfer promised goods or services to a customer in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. Our revenue from contracts with customers primarily consists of parking income and development fee income.
Parking income - Parking income is primarily generated (1) through contractual arrangements with management companies that operate our parking garages and remit the monthly revenue collected to us or (2) directly through tenant leases. Revenue is recognized at a point in time upon the performance of services. Accounts receivable are recorded for services provided in advance of receiving payment. Management applies judgment in determining whether we are the principal or agent in those arrangements with management companies. We report revenue and expenses from these arrangements on a gross basis since we control the fulfillment of the promise to provide the service.
Development fee income - We serve as a development manager for development projects owned by unconsolidated entities in which we have an ownership interest. Development fees are paid monthly and structured based on costs that approximate the percentage of construction completed. Our performance obligation is therefore satisfied over time, and we recognize development fee income based on progress of the developments.
Income Taxes

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and have qualified as a REIT since the year ended December 31, 2004.  Except where otherwise noted, TIER REIT, Inc. is generally not subject to federal income taxes to the extent we distribute our REIT taxable income to our stockholders currently each year and we meet certain other organizational and operational requirements.  In addition to TIER REIT, Inc., our business is conducted through our operating partnership, Tier OP, and various subsidiaries, including one or more taxable REIT subsidiaries.  We are subject to state and local income taxes on operations located in states, cities, and other jurisdictions that impose an income tax.  In addition, our taxable REIT subsidiaries are subject to federal, state, and local income taxes at regular corporate tax rates. During the years ended December 31, 2018, 2017, and 2016 the total state and federal income tax provision was approximately $0.8 million, $0.5 million, and $0.7 million respectively. We have certain deferred tax assets and liabilities consisting primarily of net operating losses and the timing of recognition of depreciation and amortization for tax purposes as opposed to GAAP purposes.

During the years ended December 31, 2018 and 2017, we believe we had no liability for unrecognized tax benefits. Our policy is to include any interest and penalties related to income taxes within the “provision for income taxes” line item on our consolidated statements of operations and comprehensive income (loss).  We generally remain subject to examination by tax authorities for the past three tax years.

At December 31, 2018, TIER REIT, Inc. had net operating loss carryforwards of approximately $638.9 million for income tax purposes that expire in years 2028 to 2036.

The tax basis of our net assets and liabilities exceeds the book value by approximately $181.7 million at December 31, 2018, and approximately $148.3 million at December 31, 2017.

    On December 22, 2017, the Tax Cuts and Jobs Act was signed into law and included wide-scale changes to individual, pass-through and corporation tax laws, including those that impact the real estate industry, the ownership of real estate and real estate investments, and REITs. We have reviewed the provisions of the law that pertain to the Company and have determined them to have no material income tax effect for financial statement purposes for the year ended December 31, 2018.

Stock Based Compensation

We have a stock-based incentive award plan for our employees, independent directors, and consultants.  Compensation cost for restricted stock and restricted stock units is measured at the grant date based on the estimated fair value of the award and is recognized as expense over the service period based on the tiered lapse schedule and any forfeitures. Stock options are granted at the fair market value on the date of grant with fair value estimated using the Black-Scholes-Merton option valuation model that incorporates assumptions surrounding volatility, distribution yield, the risk-free interest rate, expected life, and the exercise price as compared to the underlying stock price on the grant date.  Any tax benefits associated with these share-based payments are classified as financing activities in the consolidated statements of cash flows.

401(k) Plan

We have a 401(k) defined contribution plan (“401(k) Plan”) for the benefit of our eligible employees. Each employee may contribute up to 100% of their annual compensation, subject to specific limitations under the Code.  Our 401(k) Plan allows us to make discretionary contributions during each plan year. For each of the years ended December 31, 2018, 2017 and 2016, we expensed approximately $0.3 million in employer contributions.

Concentration of Credit Risk

We have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels.  We have diversified our accounts with several banking institutions in an attempt to minimize exposure to any one of these institutions.  We regularly monitor the financial stability of these financial institutions and believe that we are not exposed to significant credit risk in cash and cash equivalents or restricted cash.

We have a concentration of properties located in each of Austin, Dallas, and Houston, Texas, which subject us to the business risk associated with our geographic concentration in these markets. The percentage of our total rental revenue from these markets for the years ended December 31, 2018, 2017 and 2016, are 79.0%, 69.8%, and 55.5%, respectively.

Noncontrolling Interests

Noncontrolling interests consist of our third-party owners’ proportionate share of equity in certain consolidated real estate properties and restricted stock units issued to our independent directors.

Net Income (Loss) per Common Share

Net income (loss) per common share is calculated using the two-class method, which requires the allocation of undistributed net income between common and participating stockholders. All outstanding restricted stock awards containing rights to non-forfeitable distributions are considered participating securities for this calculation. In periods of net loss, no loss is allocated to participating securities because our participating securities do not have a contractual obligation to share in our losses. Gain on sale of assets and gain on remeasurement of investment in unconsolidated entities are included in the calculation of net income (loss) per common share in accordance with SEC guidelines.

Reportable Segments

Our current business consists of owning, acquiring, developing, operating, investing in, and selling real estate assets.  All of our consolidated revenues are from our consolidated real estate properties.  Our chief operating decision maker evaluates operating performance on an individual property level and views each of our real estate assets as an individual operating segment. However, all of our properties are aggregated into one reportable segment as they have similar economic characteristics.

Subsequent Events

We have evaluated subsequent events for recognition or disclosure in our consolidated financial statements.

3.            New Accounting Pronouncements
New Accounting Pronouncements to be Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) issued updated guidance that sets out revised principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors.  The guidance requires lessees to recognize assets and liabilities for operating leases with lease terms greater than twelve months on the balance sheet.  The guidance modifies lessors’ classification criteria for leases and the accounting for sales-type and direct financing leases.  The guidance also makes changes to lessor accounting and reporting, specifically the classification of lease components and non-

lease components, such as services provided to tenants.  New disclosures regarding the amount, timing, and uncertainty of cash flows arising from leases are also required.  In July 2018, the FASB issued updated guidance that provides lessors a practical expedient to not separate non-lease components from associated lease components when certain criteria are met. The combined component is accounted for under the revenue standard if the non-lease component is the predominant component of the combined component; otherwise, the combined component is accounted for as an operating lease in accordance with the new leasing standard. The guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted and was initially required to be adopted using the modified retrospective approach. However, the updated guidance also provides a transition option that allows entities to apply the standard at the adoption date and recognize a cumulative-effect adjustment to opening retained earnings in the period of adoption. We expect to adopt this guidance effective January 1, 2019, and elect to apply the transition option and the practical expedients provided by this standard.  We have completed our analysis of the impact of adoption, the most significant being the recognition of right-of-use assets and lease liabilities for material operating leases in which we are the lessee. We expect to recognize right-of-use assets and lease liabilities on our consolidated balance sheet upon adoption related to our ground lease and surface parking lot leases in an amount not to exceed $2.1 million. Our accounting for leases in which we are the lessor will remain substantially the same. Additionally, we believe that the amount of certain leasing costs required to be expensed upon adoption is immaterial. The adoption will, however, require more extensive disclosures related to our leases.

In June 2016, the FASB issued amended guidance that requires measurement and recognition of expected credit losses for financial assets, including trade and other receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This is different from the current guidance as this will require immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets. Generally, the pronouncement requires a modified retrospective method of adoption. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2019, with early adoption permitted. We are currently evaluating the impact this guidance will have on our financial statements when adopted.

In June 2018, the FASB issued updated guidance that is intended to simplify aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation. This guidance is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2018. The adoption of this guidance will not have a material impact on our financial statements.

In August 2018, the FASB issued amended guidance that removes certain disclosure requirements related to the fair value hierarchy, modifies existing disclosure requirements related to measurement uncertainty, and adds new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2019, with early adoption permitted. We are currently evaluating the impact this guidance will have on our financial statements when adopted.

Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued guidance to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. Lease contracts are excluded from this revenue recognition criteria; however, the sale of real estate is required to follow the new model. Expanded quantitative and qualitative disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers are required under the guidance. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years, or full retrospective, and one requiring prospective application of the new standard with disclosure of results under old standards, or modified retrospective. We adopted this guidance on January 1, 2018, using the modified retrospective approach applied to those contracts that were not completed as of January 1, 2018. The most material potential impact from adoption relates to how revenue is recognized for sales of real estate with continuing involvement. Prior to the adoption, profit for such sales transactions was recognized and then reduced by the maximum exposure to loss related to the nature of the continuing involvement at the time of sale. Under the new guidance, any continuing involvement must be analyzed as a separate performance obligation in the contract and a portion of the sales price allocated to each performance obligation. When the performance obligation related to the continuing involvement is satisfied, the sales price allocated to it is recognized. Upon adoption, we recorded a cumulative-effect adjustment to decrease opening cumulative distributions and net loss attributable to common stockholders by approximately $1.5 million. The adjustment represents a gain on sale that was deferred under the previous guidance. We determined since control of the underlying asset was transferred to the buyer at closing of the transaction, the gain was recognizable at the time of sale. Our internal controls with respect to accounting for real estate sales have been updated accordingly. The adoption of this guidance resulted in no other changes with respect to the timing of revenue recognition or internal controls related to our other revenue from contracts with customers, which include primarily parking income and development fee income. The additional disclosures required under the guidance related to our revenue from contracts with customers are provided in Footnote 12.
In August 2016, the FASB issued amended guidance on the classification of certain cash receipts and payments in the statement of cash flows. Of the eight types of cash flows discussed in the new standard, the classification of debt prepayment and debt extinguishment costs as financing outflows impact our financial statements as these items were previously reflected as operating outflows. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. We adopted this guidance on January 1, 2018, and the consolidated statement of cash flows for the year ended December 31, 2017, reflects the reclassification of approximately $0.4 million of payments for debt extinguishment costs from cash provided by operating activities to cash used in financing activities.
In February 2017, the FASB issued updated guidance that clarifies the scope of asset derecognition guidance, adds guidance for partial sales of nonfinancial assets, and clarifies recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The adoption of this guidance on January 1, 2018, did not have a material impact on our financial statements or disclosures.
In May 2017, the FASB issued updated guidance on applying modification accounting to changes in the terms or conditions of a share-based payment award. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The adoption of this guidance on January 1, 2018, did not have a material impact on our financial statements or disclosures.

In August 2017, the FASB issued updated guidance to simplify the application of hedge accounting, increase transparency as to the scope and results of hedging programs, and result in a more accurate portrayal of the economics of an entity’s risk management activities in its financial statements. The transition guidance provides the option of early adoption using a modified retrospective transition method in any interim period after issuance of the update, or alternatively requires adoption for fiscal years beginning after December 15, 2018. We early adopted this guidance using the modified retrospective approach on January 1, 2018, and recorded a cumulative-effect adjustment to increase accumulated other comprehensive income with a corresponding increase to cumulative distributions and net loss attributable to common stockholders of approximately $0.8 million to eliminate hedge ineffectiveness income previously recognized.

In October 2018, the FASB issued amended guidance related to derivatives and hedge accounting. The guidance expands the list of eligible U.S. benchmark interest rates permitted in the application of hedge accounting to include the Overnight Index Swap rate based on the Secured Overnight Financing Rate. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. We early adopted this guidance on December 31, 2018, and it did not have a material impact on our financial statements.

4.         Real Estate Activities

Sales of Real Estate

The following table presents our sales of real estate for the years ended December 31, 2018, 2017 and 2016, (in thousands):

	Date of Sale		Rentable Square Footage (unaudited)	Contract Sales Price	Proceeds from Sale
Property Name		Location
2018
500 East Pratt	02/13/18	Baltimore, MD	280	$60,000	$56,529
Centreport Office Center	02/22/18	Fort Worth, TX	133	12,696	12,421
Loop Central	03/27/18	Houston, TX	575	72,982	71,948
Fifth Third Center (1)	08/27/18	Columbus, OH	331	—	—
Plaza at MetroCenter	10/31/18	Nashville, TN	361	51,250	47,702
			1,680	$196,928	$188,600
2017
Buena Vista Plaza	01/18/17	Burbank, CA	115	$52,500	$47,498
Three Parkway	03/01/17	Philadelphia, PA	561	95,000	91,876
Eisenhower I (2)	03/13/17	Tampa, FL	130	31,400	30,742
Third + Shoal (3)	03/31/17	Austin, TX	N/A	14,955	14,525
Louisville Portfolio (4)	06/26/17	Louisville, KY	678	71,500	67,042
			1,484	$265,355	$251,683
2016
Lawson Commons	03/01/16	St. Paul, MN	436	$68,430	$60,931
FOUR40 (5)	06/17/16	Chicago, IL	1,041	191,000	189,072
Hurstbourne Business Center (6)	09/30/16	Louisville, KY	418	41,000	39,777
801 Thompson	10/27/16	Rockville, MD	51	4,900	4,614
Other			—	—	1,059
			1,946	$305,330	$295,453
__________________________

(1)	Ownership of this property was conveyed to the associated lender pursuant to a foreclosure.

(2)	We may be entitled to receive up to an additional $3.0 million subject to certain future events.

(3)	We sold a 50% interest in the entity that owns a 95% interest in Third + Shoal.

(4)	The Louisville Portfolio consists of five properties located in Louisville, Kentucky.

(5)	We may be entitled to receive up to an additional $12.5 million subject to certain future events.

(6)	Hurstbourne Business Center is comprised of Hurstbourne Park and Hurstbourne Place, both office buildings, and Hurstbourne Plaza, a retail center.

Properties that have been sold contributed net loss of approximately $5.7 million, $5.3 million and $12.8 million to our net income (loss) for the years ended December 31, 2018, 2017, and 2016, respectively. These amounts include charges for impairment and exclude any gains on the sales of these properties.

Asset Acquisitions

On January 4, 2018, we acquired a 96.5% initial economic interest in Domain Point for a contract purchase price of approximately $73.8 million (at 100%). We own a 90% interest in the entity that owns Domain Point. Domain Point is located in Austin, Texas, adjacent to our other Domain office properties and includes two buildings with 240,000 rentable square feet (combined). Assets acquired and liabilities assumed were recorded at their relative fair values and include lease intangible assets of approximately$9.3 million and acquired below-market leases of approximately $2.8 million. The estimated remaining average useful lives for these acquired lease intangibles ranged from an ending date of September 2018 to an ending date of April 2022.
On March 30, 2018, we acquired the remaining 50% interest in Domain Junction 8 Venture LLC, the entity that owns Domain 8, increasing our ownership interest in this property to 100%, for a contract purchase price of approximately $92.8 million, which included the assumption of approximately $44.9 million in mortgage debt. As a result of obtaining a controlling interest in the entity, we recognized a gain of approximately $11.1 million from the remeasurement of our previously held equity interest at fair value. Assets acquired and liabilities assumed were recorded at their relative fair values upon consolidation of the property, and include lease intangible assets of approximately $21.3 million and acquired below-market leases of approximately $8.3 million. The estimated remaining average useful lives for these acquired lease intangibles range from an ending date of May 2025 to an ending date of November 2027.

On January 4, 2017, we acquired the remaining 50.16% interest in Domain Junction LLC, the entity that owns Domain 2 and Domain 7, increasing our ownership interest in these properties to 100%, for a purchase price of approximately $91.3 million, which included the assumption of approximately $40.1 million in mortgage debt. As a result of obtaining a controlling interest in the entity, we recognized a gain of approximately $14.2 million from the remeasurement of our previously held equity interest at fair value. Assets acquired and liabilities assumed were recorded at their relative fair values upon consolidation of the properties, and include lease intangible assets of approximately $16.6 million and acquired below-market leases of approximately $9.4 million. The estimated remaining average useful lives for these acquired lease intangibles range from an ending date of December 2022 to an ending date of February 2026.
On June 23, 2017, we acquired Legacy Union One for a purchase price of approximately $123.3 million, which included the assumption of approximately $66.0 million in mortgage debt. Legacy Union One is located in Plano, Texas, and contains approximately 319,000 rentable square feet. The debt matures in January 2023 and has a fixed stated annual interest rate of 4.24%. Assets acquired and liabilities assumed were recorded at their relative fair values and include lease intangible assets of approximately $20.0 million and acquired below-market leases of approximately $6.4 million. The estimated remaining average useful lives for these acquired lease intangibles all have an ending date of June 2027.

Real Estate Held for Sale

We had no properties classified as real estate held for sale as of December 31, 2018. In January 2019, we sold the Eldridge Properties for a contract sales price of approximately $78.4 million. These properties were not classified as held for sale as of December 31, 2018, as they did not meet the accounting criteria established for such classification. As of December 31, 2017, we had one property classified as real estate held for sale, which was sold in 2018.

The major classes of assets and obligations associated with real estate held for sale as of December 31, 2017, are as follows (in thousands):

December 31, 2017
Buildings and improvements, net of approximately $29.0 million in accumulated depreciation	$45,396
Accounts receivable and other assets	3,335
Lease intangibles, net of approximately $5.6 million in accumulated amortization	2,830
Other intangible assets, net of approximately $1.2 million in accumulated amortization	1,787
Assets associated with real estate held for sale	$53,348

Acquired below-market leases, net of approximately $1.3 million in accumulated amortization	$364
Other liabilities	1,990
Obligations associated with real estate held for sale	$2,354

5.             Real Estate Under Development

When we are engaged in activities to get a potential development ready for its intended use, we capitalize interest, property taxes, insurance, ground lease payments, and direct construction costs. For the year ended December 31, 2018, we capitalized a total of approximately $95.4 million, including approximately $4.6 million in interest. For the year ended December 31, 2017, we capitalized a total of approximately $30.3 million, including approximately $1.4 million in interest. These costs are classified as real estate under development on our consolidated balance sheets until such time that the development is complete.

6.            Investments in Unconsolidated Entities

We participate in real estate ventures for the purpose of acquiring and developing office properties in which we may or may not have a controlling financial interest. Our investments in unconsolidated entities consist of our noncontrolling interests in certain properties that are accounted for using the equity method of accounting.

The following is a summary of our investments in unconsolidated entities as of December 31, 2018 and 2017 (in thousands):

		Ownership Interest		Investment Balance
	Property Name	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Domain Junction 8 Venture LLC (1)(2)	Domain 8	100.00%	50.00%	$—	$882
208 Nueces Street, LLC (2)	Third + Shoal	47.50%	47.50%	32,746	30,970
Total (3)				$32,746	$31,852
____________________

(1)	On March 30, 2018, we acquired the unrelated third party’s 50% interest in Domain Junction 8 Venture LLC increasing our ownership interest to 100%, and this property was consolidated.

(2)
We have evaluated our investments in unconsolidated entities in order to determine if they are VIEs. Based on our assessment, we have identified each of these entities as a VIE, but we are not the primary beneficiary, as we do not have the power to direct the activities that most significantly impact the economic performance of these entities. For these VIEs in which we are not deemed to be the primary beneficiary, we continue to account for them using the equity method. The maximum amount of exposure to loss with respect to these VIEs is the carrying amount of our investment and to the extent that we guarantee debt. As of December 31, 2018, and 2017, Tier OP had guaranteed 25% and 50%, respectively, of the construction loan of 208 Nueces Street, LLC, as discussed below in “Guarantees.” At December 31, 2018, 208 Nueces Street, LLC was a VIE with assets of approximately $140.6 million and liabilities of approximately $85.2 million. At December 31, 2017, Domain Junction 8 Venture LLC and 208 Nueces Street, LLC were VIEs with combined assets of approximately $172.3 million and combined liabilities of approximately $125.1 million.

(3)
Our investments in unconsolidated entities at December 31, 2018 and 2017, include basis adjustments that total approximately $6.4 million and $9.4 million, respectively. These amounts represent the aggregate difference between our historical cost basis and our equity basis reflected at the joint venture level, which is typically amortized over the life of the related assets and liabilities. Basis differences occur from impairment of investments and upon the transfer of assets that were previously owned by us into a joint venture. In addition, certain acquisition, transaction, and other costs may not be reflected in the net assets at the joint venture level.

Our equity in operations of investments represents our proportionate share of the combined earnings and losses of our investments for the period of our ownership and in 2017, include combined gains on the sales of 1325 G Street and the Colorado Building of approximately $6.7 million. For the years ended December 31, 2018, 2017 and 2016, we recorded income of approximately $0.7 million, $6.4 million and $2.6 million, respectively, for our share of equity in operations from our investments in unconsolidated entities.

Guarantees

The unconsolidated entities in which we have investments generally finance their activities with a combination of partner equity and debt financing. In 2017, 208 Nueces Street, LLC entered into a construction loan for the development of Third + Shoal, in which Tier OP guaranteed up to 50% of the outstanding principal balance. This percentage is reduced when certain conditions in the guarantee agreement are met, and as of December 31, 2018, this percentage was 25%. The guarantee, which extends to October 2021 when the loan matures, includes a project completion guarantee and a payment guarantee covering a percentage of the outstanding loan.
Additionally, there is a recourse carve-out agreement in which Tier OP guarantees the entire outstanding balance of the loan in addition to any related losses that may arise from certain violations of the joint venture’s contractual agreements, including “bad boy acts.” In these situations, we have an indemnity and contribution agreement with our partners where each partner has indemnified the other for any recourse liability resulting from claims triggered by that partner.
As of December 31, 2018, 208 Nueces Street, LLC has a loan commitment of approximately $103.8 million, of which, if the full amount of the debt obligation was borrowed, we estimate approximately $26.0 million to be our maximum exposure related to the payment guarantee. As of December 31, 2018, the outstanding balance of the construction loan for 208 Nueces Street, LLC was approximately $66.3 million, of which we estimate approximately $16.6 million to be our maximum exposure related to the payment guarantee. These maximum exposure estimates do not take into account any recoveries from the underlying collateral or any reimbursement from our partners. We believe that, as of December 31, 2018, in the event we become legally obligated to perform under a guarantee of an obligation of 208 Nueces Street, LLC due to a triggering event, the collateral in such entity should be sufficient to repay the obligation. If it is not, we and our partners would need to contribute additional capital to the venture.
7.          Notes Payable, net

Our notes payable, net were approximately $714.8 million and $794.5 million as of December 31, 2018 and 2017, respectively. As of December 31, 2018, all of our outstanding debt was fixed rate debt (or effectively fixed rate debt, through the use of interest rate swaps), with the exception of approximately $50.0 million. As of December 31, 2018, the stated annual interest rates on our outstanding notes payable ranged from approximately 3.06% to 5.65%. As of December 31, 2018, the effective weighted average interest rate for our debt is approximately 3.69%.

Our loan agreements generally require us to comply with certain reporting and financial covenants.  As of December 31, 2018, we believe we were in compliance with the covenants under each of our loan agreements, including our credit facility. Our outstanding debt has maturity dates that range from August 2021 to January 2025.

The following table provides information regarding the timing of principal payments of our notes payable, net as of December 31, 2018, (in thousands):

Principal payments due in:
2019	$1,582
2020	1,670
2021	72,402
2022	275,000
2023	66,000
Thereafter	300,000
Less: unamortized debt issuance costs (1)	(1,899)
Total	$714,755
________________

(1)	Excludes approximately $2.8 million of unamortized debt issuance costs associated with the revolving line of credit because these costs are presented as an asset on our consolidated balance sheets.

Credit Facility

We have a credit agreement through our operating partnership, Tier OP, that provides for total unsecured borrowings of up to $900.0 million, subject to our compliance with certain financial covenants. The facility consists of a $300.0 million term loan, a $275.0 million term loan, and a $325.0 million revolving line of credit. The $300.0 million term loan matures on January 17, 2025. The $275.0 million term loan matures on June 30, 2022. The revolving line of credit matures on January 18, 2022, and can be extended one additional year subject to certain conditions and payment of an extension fee. The annual interest rate on the credit facility is equal to either, at our election, (1) the “base rate” (calculated as the greatest of (i) the agent’s “prime rate”; (ii) 0.5% above the Federal Funds Effective Rate; or (iii) the LIBOR Market Index Rate plus 1.0%) plus the applicable margin or (2) LIBOR for an interest period of one, three, or six months plus the applicable margin.  The applicable margin will be determined based on the ratio of total indebtedness to total asset value and ranges from 10 to 235 basis points. We have entered into interest rate swap agreements to hedge interest rates on $525.0 million of these borrowings to manage our exposure to future interest rate movements. All amounts owed are guaranteed by us and certain subsidiaries of Tier OP.  As of December 31, 2018, we had approximately $575.0 million in borrowings outstanding under the term loans, and no borrowings outstanding under the revolving line of credit with the ability, subject to our most restrictive financial covenants, to borrow an additional approximately $320.6 million under the facility as a whole. As of December 31, 2018, the weighted average effective interest rate for borrowings under the credit facility as a whole, inclusive of our interest rate swaps, was approximately 3.35%.

Troubled Debt Restructuring

     In August 2018, ownership of Fifth Third Center, located in Columbus, Ohio, was conveyed to the associated lender pursuant to a foreclosure. This transaction was accounted for as a full settlement of the outstanding debt and related interest. As a result, we recognized a gain on troubled debt restructuring of approximately $31.0 million, or approximately $0.62 per common share on a basic and diluted net income per share basis for the year ended December 31, 2018.

8.            Fair Value Measurements

Fair value, as defined by GAAP, is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing an asset or liability.  As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy) has been established.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative financial instruments

We use derivative financial instruments, such as interest rate swaps, to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis of the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts).  The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
We incorporate credit valuation adjustments (“CVAs”) to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the CVAs associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties.  However, we have assessed the significance of the impact of the CVAs on the overall valuation of our derivative positions and have determined that they are not significant.  As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.  Unrealized gains or losses on derivatives are recorded in accumulated other comprehensive income (loss) (“OCI”) within equity at each measurement date. Our derivative financial instruments are included in “prepaid expenses and other assets” and “other liabilities” on our consolidated balance sheets.

The following table sets forth our financial assets measured at fair value on a recurring basis, which equals book value, by level within the fair value hierarchy as of December 31, 2018 and 2017 (in thousands):

		Basis of Fair Value Measurements
		Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	Total Fair Value

Derivative financial instruments:
2018
Assets	$7,751	$—	$7,751	$—
Liabilities	$(4,340)	$—	$(4,340)	$—

2017
Assets	$5,045	$—	$5,045	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Impairment of Real Estate Related Assets

We have recorded non-cash impairment charges related to a reduction in the fair value of certain of our assets.  The inputs used to calculate the fair value of these assets included projected cash flows and a risk-adjusted rate of return that management estimated would be used by a market participant in valuing these assets, bona fide purchase offers, or the expected sales price of an executed sales agreement.
During 2018 and 2017, we recorded impairment losses of approximately $41.6 million and $5.3 million, respectively. The impairment losses recorded were related to assets assessed for impairment due to the disposition of a property and changes in management’s estimates of the intended hold periods for certain of our properties.

The following table summarizes those assets which were measured at fair value and impaired during 2018 and 2017 (in thousands):

		Basis of Fair Value Measurements
	Fair Value of Assets at Impairment	Quoted Prices In Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
for the year ended December 31, 2018
Real estate	$97,544	$—	$97,544	$—	$(41,564)

for the year ended December 31, 2017
Real estate	$69,353	$—	$69,353	$—	$(5,250)

Financial Instruments not Reported at Fair Value

Financial instruments held at December 31, 2018 and 2017, but not measured at fair value on a recurring basis include cash and cash equivalents, restricted cash, accounts receivable, notes payable, accounts payable and accrued liabilities, and other liabilities. With the exception of notes payable, the financial statement carrying amounts of these items approximate their fair values due to their short-term nature. Estimated fair values for notes payable have been determined using recent trading activity and/or bid-ask spreads and are classified as Level 2 in the fair value hierarchy.

Carrying amounts of our notes payable and the related estimated fair values as of December 31, 2018 and 2017, are as follows (in thousands):

	December 31, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes payable	$716,654	$718,505	$801,339	$805,786
Less: unamortized debt issuance costs	(1,899)		(6,801)
Notes payable, net	$714,755		$794,538

9.          Derivative Instruments and Hedging Activities

We may be exposed to the risk associated with variability of interest rates that might impact our cash flows and the results of our operations.  Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements.  To accomplish this objective, we have used interest rate swaps as part of our interest rate risk management strategy.  Our interest rate swaps involve the receipt of variable-rate amounts from counterparties in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.  Our hedging strategy of entering into interest rate swaps, therefore, is to eliminate or reduce, to the extent possible, the volatility of cash flows.

The following table summarizes the notional values of our derivative financial instruments (in thousands) as of December 31, 2018. The notional values provide an indication of the extent of our involvement in these instruments, but do not represent exposure to credit, interest rate, or market risks:

Type/Description	Notional Value	Index	Strike Rate	Effective Date	Maturity Date
Interest rate swap - cash flow hedge	$125,000	one-month LIBOR	1.6775%	12/31/14	10/31/19
Interest rate swap - cash flow hedge	$125,000	one-month LIBOR	1.6935%	04/30/15	10/31/19
Interest rate swap - cash flow hedge	$125,000	one-month LIBOR	1.7615%	06/30/15	05/31/22
Interest rate swap - cash flow hedge	$150,000	one-month LIBOR	1.7695%	06/30/15	05/31/22
Interest rate swap - cash flow hedge	$62,500	one-month LIBOR	2.8220%	10/31/19	12/31/24
Interest rate swap - cash flow hedge	$62,500	one-month LIBOR	2.8230%	10/31/19	12/31/24
Interest rate swap - cash flow hedge	$125,000	one-month LIBOR	2.8220%	10/31/19	12/31/24

The table below presents the fair value of our derivative financial instruments, included in “prepaid expenses and other assets” and “other liabilities” on our consolidated balance sheets, as of December 31, 2018 and 2017 (in thousands):

Derivatives designated as hedging instruments:	Derivative Assets		Derivative Liabilities
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest rate swaps	$7,751	$5,045	$(4,340)	$—

The tables below present the effect of the change in fair value of derivative financial instruments in our consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2018, 2017 and 2016 (in thousands):

Derivatives in Cash Flow Hedging Relationship
	Gain (loss) recognized in OCI on derivatives (effective portion) for the Year Ended December 31,
	2018	2017	2016
Interest rate swaps	$(1,634)	$5,262	$2,824

	Loss (gain) reclassified from OCI into income (effective portion) for the Year Ended December 31,
Location	2018	2017	2016
Interest expense (1)	$(1,350)	$3,457	$6,650
 ________________

(1)
Changes in fair value as a result of accrued interest associated with our swap transactions are recorded in accumulated OCI and subsequently reclassified into income. Such amounts are shown net in the consolidated statements of changes in equity and offset dollar for dollar.

	Amount recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing) for the Year Ended December 31,

Location	2018	2017	2016
Interest expense (1)	$—	$(253)	$(572)
________________

(1)
Represents the portion of the change in fair value of our interest rate swaps as (income) or expense attributable to the mismatch between an interest rate floor on our hedged debt and no floor on the index rate in our interest rate swaps which causes hedge ineffectiveness. We adopted new accounting guidance on January 1, 2018, that eliminates the requirement to separately measure and report hedge ineffectiveness income.

	Total interest expense presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) in which the effects of cash flow hedges are recorded for the Year Ended December 31,
Location	2018	2017	2016
Interest expense	$29,371	$33,576	$43,257

Amounts reported in accumulated OCI related to derivatives will be reclassified to interest expense as interest payments and accruals are made on our variable-rate debt. We estimate that approximately $3.8 million will be reclassified as a decrease to interest expense over the twelve months ending December 31, 2019.

We have agreements with our derivative counterparties that contain provisions where if we default on any of our indebtedness, for at least 30 days, during which time such default has not been remedied, and in all cases provided that the aggregate amount of all such default is not less than $10.0 million for recourse debt or $75.0 million for non-recourse debt, then we could also be declared in default on our derivative obligations.

10.             Commitments and Contingencies

As of December 31, 2018, we had commitments of approximately $13.0 million for future tenant improvements and leasing commissions.

We have employment agreements with our five named executive officers.  The term of each employment agreement ends on August 3, 2021, provided that the term will automatically continue for an additional one-year period unless either party provides 60 days written notice of non-renewal prior to the expiration of the initial term. The agreements provide for lump sum payments and an immediate lapse of restrictions on compensation received under the long-term incentive plan upon termination of employment without cause.  As a result, in the event we terminated all of these agreements without cause as of December 31, 2018, we would have recognized approximately $11.5 million in related compensation expense.

11.             Equity

Series A Convertible Preferred Stock

As of December 31, 2015, we had 10,000 shares of Series A Convertible Preferred Stock outstanding. In connection with the listing of our common stock on the NYSE on July 23, 2015, an automatic conversion of the Series A Convertible Preferred Stock was triggered with the number of shares to be issued not determinable until March 2, 2016, based on the Conversion Company Value, as defined in the Articles Supplementary. On March 2, 2016, based on the Conversion Company Value, no shares of common stock were issued, and the shares of Series A Convertible Preferred Stock were canceled.

Stock Plans

Our 2015 Equity Incentive Plan allows for, and our 2005 Incentive Award Plan allowed for, equity-based incentive awards to be granted to our employees, non-employee directors, and key persons as detailed below:

Restricted stock units held by independent directors. We have outstanding restricted stock units (“RSUs”) held by our independent directors. These units vest 13 months after the grant date. Subsequent to vesting, these RSUs will be converted to an equivalent number of shares of common stock upon the earlier to occur of the following events or dates: (i) separation from service for any reason other than cause; (ii) a change in control of the Company; (iii) death; or (iv) July 2019. Expense is measured at the grant date based on the estimated fair value of the award and is recognized over the vesting period. Any forfeitures of awards are recognized as they occur.

The following is a summary of the number of outstanding RSUs held by our independent directors as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Units	Weighted Average Price per unit	Units	Weighted Average Price per unit
Outstanding at the beginning of the year	19,672	$17.03	39,255	$16.45
Issued	12,910	$23.24	19,672	$17.03
Converted	(19,672)	$17.03	(39,255)	$16.45
Outstanding at the end of the year (1)	12,910	$23.24	19,672	$17.03
_____________________

(1)	As of December 31, 2018, none of the RSUs held by our independent directors are vested.

Restricted stock units held by employees. We have outstanding RSUs held by employees. Outstanding units vest from December 2019 to December 2020 at which time the units will be converted into a number of shares of common stock, which could range from zero shares to 200% of the issued number of units. The actual number of shares of common stock issued will be based on our total stockholder return (“TSR”) percentage as compared to three metrics: our annualized TSR on a predetermined absolute basis, the TSR of the constituent companies of the Nareit Office Index (unweighted), and the TSR of a select group of peer companies. On December 31, 2018, 111,063 RSUs vested, and the units were converted to 248,497 shares of common stock, representing 200% of the issued number of units and shares earned from distribution reinvestment.

The following is a summary of the number of outstanding RSUs held by our employees as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Units	Weighted Average Price per unit	Units	Weighted Average Price per unit
Outstanding at the beginning of the year	208,620	$16.59	111,063	$15.26
Issued	129,188	$17.24	97,557	$18.10
Converted	(111,063)	$15.26	—	$—
Outstanding at the end of the period	226,745	$17.61	208,620	$16.59

Compensation cost is measured at the grant date, based on the estimated fair value of the award (ranging from $16.80 per unit to $20.95 per unit) as determined by a Monte Carlo simulation-based model using the assumptions outlined in the table below. Any forfeitures of awards are recognized as they occur.

Assumption	Value
Expected volatility	24% - 26%
Risk-free interest rate	1.15% - 2.37%
Expected term	35 months
Expected dividend yield	3.7% - 4.5%
Restricted stock. We have outstanding restricted stock held by employees. Restrictions on outstanding shares lapse based on various lapse schedules and range from January 2019 to December 2020. Compensation cost is measured at the grant date based on the estimated fair value of the award and is recognized as expense over the service period based on a tiered lapse schedule. Any forfeitures of awards are recognized as they occur.

The following is a summary of the number of shares of restricted stock outstanding as of December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
	Shares	Weighted Average Price per share	Shares	Weighted Average Price per share
Outstanding at the beginning of the year	180,791	$20.47	246,805	$20.74
Issued	125,558	$17.24	122,852	$17.89
Forfeiture	(4,914)	$17.10	(20,089)	$17.53
Restrictions lapsed	(147,867)	$19.44	(168,777)	$19.34
Outstanding at the end of the year	153,568	$18.93	180,791	$20.47

For the years ended December 31, 2018, 2017 and 2016, we recognized a total of approximately $4.6 million, $4.1 million, and $4.2 million, respectively, for compensation expense related to the amortization of all of the equity-based incentive awards outlined above. As of December 31, 2018, the total remaining compensation cost on unvested awards was approximately $3.5 million, with a weighted average remaining contractual life of approximately 1.4 years.
Distributions
Our board of directors reinstated quarterly cash distributions in the second quarter of 2015 at $0.18 per share of common stock and has authorized cash distributions in the same amount for each quarter since that time. Distributions declared for each quarter were paid in the subsequent quarter through January 2017. Beginning in the first quarter of 2017, distributions declared for each quarter are paid in the same quarter. Of the amounts distributed by us in 2018, 78.84% represented ordinary income and 21.16% represented a return of capital. Of the amounts distributed by us in 2017, 100% represented ordinary income.
ATM Programs
On May 10, 2017, we established an at-the-market equity offering program (the “May 2017 ATM Program”) pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $125.0 million in amounts and at times as we determine from time to time. On August 8, 2018, we established an additional at-the-market equity offering program (the “August 2018 ATM Program” and, together with the May 2017 ATM Program, the “ATM Programs”) pursuant to which we may issue and sell shares of our common stock having an additional aggregate offering price of up to $125.0 million, in amounts and at times as we determine from time to time.

The following table provides certain details of sales under our ATM Programs (dollars in thousands):

	Number of Shares Issued	Gross Proceeds	Commissions	Issuance Costs	Net Proceeds
May 2017 ATM Program
Second Quarter 2018	901,300	$21,302	$(266)	$(165)	$20,871
Third Quarter 2018	3,299,596	77,932	(975)	(351)	76,606
Fourth Quarter 2018	130,172	3,126	(39)	(119)	2,968
Total May 2017 ATM Program	4,331,068	102,360	(1,280)	(635)	100,445

August 2018 ATM Program
Third Quarter 2018	1,616,499	37,988	(475)	(65)	37,448

Total ATM Programs	5,947,567	$140,348	$(1,755)	$(700)	$137,893
We have no obligation to sell any of such shares under our ATM Programs. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of our common stock, our determinations of the appropriate sources of funding for the Company, and potential uses of funding available to us. We intend to use the net proceeds from the offering of such shares, if any, for general corporate purposes, which may include future acquisitions, development, and repayment of indebtedness, including borrowings under our credit facility.
12.    Revenue

We recognize rental income generated from all leases of consolidated real estate assets on a straight-line basis over the terms of the respective leases, including the effect of rent holidays, if any.  The total net increase to rental revenue due to straight-line rent adjustments for the years ended December 31, 2018, 2017, and 2016, was approximately $2.8 million, $7.0 million, and $5.4 million, respectively.  When a tenant exceeds its tenant improvement allowance, this amount is reimbursed to us and recorded as a deferred rent liability, which is recognized as rental revenue over the life of the lease. The total net increase to rental revenue due to this deferred rent for the years ended December 31, 2018, 2017, and 2016, was approximately $1.6 million, $1.8 million, and $3.2 million, respectively. Our rental revenue also includes amortization of acquired above- and below-market leases.  The total net increase to rental revenue due to the amortization of acquired above- and below-market leases for the years ended December 31, 2018, 2017, and 2016, was approximately $6.1 million, $3.9 million, and $4.3 million, respectively. Revenues relating to lease termination fees are recognized on a straight-line basis amortized from the time that a tenant’s right to occupy the leased space is modified through the end of the revised lease term.  For the years ended December 31, 2018, 2017, and 2016, we recognized lease termination fees of approximately $1.1 million, $0.7 million, and $1.7 million, respectively.

Included in our rental revenue is parking income of approximately $9.1 million, $8.7 million, and $7.8 million for the years ended December 31, 2018, 2017, and 2016, respectively, which represents revenue from contracts with customers. We had development fee income for the years ended December 31, 2018 and 2017, of approximately $0.2 million and $0.4 million, respectively. We had no development fee income for the year ended December 31, 2016.

Accounts receivables from contracts with customers were approximately $0.7 million as of December 31, 2018, and approximately $0.6 million as of December 31, 2017.

13.    Net Income (Loss) per Common Share

Net income (loss) per common share is calculated using the two-class method, which requires the allocation of undistributed net income between common and participating stockholders. All outstanding restricted stock awards containing rights to non-forfeitable distributions are considered participating securities for this calculation. In periods of net loss, no loss is allocated to participating securities because our participating securities do not have a contractual obligation to share in our losses.

The following table reflects the calculation of basic and diluted net income (loss) per common share for the years ended December 31, 2018, 2017, and 2016 (in thousands, except per share data):

	For the Year Ended December 31,
	2018	2017	2016
Numerator:
Net income (loss) attributable to common stockholders	$(5,021)	$84,286	$(29,417)
Less: net income allocated to participating securities	—	(510)	—
Numerator for basic net income (loss) per share	$(5,021)	$83,776	$(29,417)
Add: undistributed net income allocated to participating securities	—	300	—
Less: undistributed net income re-allocated to participating securities	—	(298)	—
Numerator for diluted net income (loss) per share	$(5,021)	$83,778	$(29,417)

Denominator:
Weighted average common shares outstanding - basic	50,234	47,538	47,406
Effect of dilutive securities	—	345	—
Weighted average common shares outstanding - diluted	50,234	47,883	47,406

Basic net income (loss) per common share	$(0.10)	$1.76	$(0.62)
Diluted net income (loss) per common share	$(0.10)	$1.75	$(0.62)

Securities excluded from weighted average common shares outstanding-diluted because their effect would be anti-dilutive	963	25	457

14.             Leasing Activity

As Lessor

Future minimum base rental payments due to us under non-cancelable leases in effect as of December 31, 2018, for operating office properties we consolidate (excluding properties held for sale) are as follows (in thousands):

Year	Amount
2019	$131,871
2020	127,275
2021	108,955
2022	99,782
2023	88,138
Thereafter	294,965
Total	$850,986

As Lessee

We have land that is subject to long-term ground leases, and we lease surface parking lots, parking spaces, and equipment. Total rent expense for the years ended December 31, 2018, 2017, and 2016, was approximately $1.4 million, $2.1 million, and $2.5 million, respectively.

Future minimum base rental payments payable by us under these non-cancelable leases are as follows (in thousands):

Year	Amount
2019	$1,448
2020	1,279
2021	995
2022	683
2023	450
Thereafter	—
Total	$4,855

15.          Supplemental Cash Flow Information

Supplemental cash flow information is summarized below for the years ended December 31, 2018, 2017, and 2016 (in thousands):

	For the Year Ended December 31,
	2018	2017	2016
Interest paid, net of amounts capitalized	$28,818	$24,430	$38,059
Income taxes paid	$767	$404	$2,085

Non-cash investing activities:
Property and equipment additions in accounts payable and accrued liabilities	$24,413	$16,352	$13,295
Liabilities assumed through the purchase of real estate	$7,028	$3,267	$—
Escrow deposit applied to purchases of real estate	$21,350	$14,000	$—
Escrow deposit applied to purchase of real estate from noncontrolling interest	$150	$—	$—
Transfer of real estate and lease intangibles through cancellation of debt	$28,000	$—	$—
Sale of real estate and lease intangibles to unconsolidated joint venture	$—	$13,804	$—
Acquisition of controlling interest in unconsolidated entity	$927	$9,770	$—
Accrued insurance receivable for property damages	$—	$15,000	$—
Write-off of insurance receivable for property damages	$3,000	$—	$—
Non-cash financing activities:
Accrual for distributions declared	$—	$—	$8,601
Mortgage notes assumed by the Company (1)	$89,733	$146,000	$—
Cancellation of debt through transfer of real estate	$48,177	$—	$—
Cancellation of Series A Convertible Preferred Stock	$—	$—	$2,700
Financing costs in accounts payable and accrued liabilities	$—	$25	$—
Unrealized gain on interest rate derivatives	$—	$5,262	$2,824
Unrealized loss on interest rate derivatives	$1,634	$—	$—
_________________
(1) The approximately $89.7 million mortgage notes assumed during 2018 includes approximately $44.9 million of debt assumed when we acquired the remaining 50.00% interest in our Domain 8 property, and approximately $44.9 million of debt associated with our previously held 50.00% unconsolidated interest in the Domain 8 property. Domain 8 was consolidated during the year ended December 31, 2018. The approximately $146.0 million mortgage notes assumed during 2017 includes approximately $66.0 million of debt assumed when we acquired Legacy Union One, approximately $40.1 million of debt assumed when we acquired the remaining 50.16% interest in our Domain 2 and Domain 7 properties, and approximately $39.9 million of debt associated with our previously held 49.84% unconsolidated interest in the Domain 2 and Domain 7 properties. Domain 2 and Domain 7 were consolidated during 2017.

16.         Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2018 and 2017 (in thousands, except per share data):

2018 Quarters Ended	March 31	June 30	September 30	December 31
Rental revenue	$54,143	$53,990	$54,832	$55,552
Loss on early extinguishment of debt	(8,988)	—	—	—
Gain on troubled debt restructuring	—	—	31,006	—
Gain (loss) on sale of assets	12,014	(90)	—	14,904
Gain (loss) on remeasurement of investment in unconsolidated entities	11,242	(152)	—	—
Net income (loss)	$8,326	$(8,362)	$22,567	$(27,860)
Net income (loss) attributable to common stockholders	$8,390	$(8,277)	$22,645	$(27,779)
Weighted average shares outstanding - basic	47,645	47,684	51,900	53,622
Weighted average shares outstanding - diluted	48,300	47,684	52,617	53,622
Basic net income (loss) per common share	$0.18	$(0.17)	$0.43	$(0.52)
Diluted net income (loss) per common share	$0.17	$(0.17)	$0.43	$(0.52)

2017 Quarters Ended	March 31	June 30	September 30	December 31
Rental revenue	$56,363	$54,552	$50,920	$54,626
Loss on early extinguishment of debt	(545)	—	—	—
Gain on sale of assets	90,750	1,262	—	384
Gain on remeasurement of investment in unconsolidated entities	14,168	—	—	—
Net income (loss)	$98,228	$4,034	$(8,051)	$(9,884)
Net income (loss) attributable to common stockholders	$98,171	$4,031	$(8,041)	$(9,875)
Weighted average shares outstanding - basic	47,511	47,536	47,550	47,554
Weighted average shares outstanding - diluted	47,806	47,875	47,550	47,554
Basic net income (loss) per common share	$2.05	$0.08	$(0.17)	$(0.21)
Diluted net income (loss) per common share	$2.04	$0.08	$(0.17)	$(0.21)

17.         Subsequent Event

On January 31, 2019, we sold the Eldridge Properties for a contract sales price of approximately $78.4 million. These properties were not classified as held for sale as of December 31, 2018, because they did not meet the accounting criteria established for such classification.

TIER REIT, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	March 31, 2019	December 31, 2018
Assets
Real estate
Land	$148,122	$154,422
Land held for development	50,240	36,830
Buildings and improvements, net	1,062,177	1,132,428
Real estate under development	71,412	41,404
Total real estate	1,331,951	1,365,084
Cash and cash equivalents	9,805	30,741
Restricted cash	3,327	6,141
Accounts receivable, net	61,237	67,335
Prepaid expenses and other assets	9,072	11,376
Investments in unconsolidated entities	30,187	32,746
Deferred financing fees, net	2,526	2,756
Lease intangibles, net	95,980	101,372
Total assets	$1,544,085	$1,617,551
Liabilities and equity
Liabilities
Notes payable, net	$661,550	$714,755
Accounts payable and accrued liabilities	63,350	91,548
Acquired below-market leases, net	21,165	22,651
Other liabilities	15,795	11,116
Total liabilities	761,860	840,070
Commitments and contingencies
Equity
Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, none outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 55,298,782 and 53,839,766 shares issued and outstanding at March 31, 2019, and December 31, 2018, respectively	6	5
Additional paid-in capital	2,784,317	2,749,106
Cumulative distributions and net loss attributable to common stockholders	(2,002,087)	(1,977,969)
Accumulated other comprehensive income (loss)	(3,617)	3,409
Stockholders’ equity	778,619	774,551
Noncontrolling interests	3,606	2,930
Total equity	782,225	777,481
Total liabilities and equity	$1,544,085	$1,617,551

See Notes to Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Rental revenue	$50,092	$54,143
Expenses
Property operating expenses	11,050	13,155
Real estate taxes	8,101	8,754
Property management fees	63	85
Interest expense	5,759	8,109
Asset impairment losses	937	—
General and administrative	8,945	5,503
Depreciation and amortization	22,903	24,616
Total expenses	57,758	60,222
Interest and other income	154	45
Loss on early extinguishment of debt	(6,025)	(8,988)
Gain on sale of assets	—	12,014
Loss before income taxes, equity in operations of investments, and gain on remeasurement of investment in unconsolidated entities	(13,537)	(3,008)
Provision for income taxes	(234)	(195)
Equity in operations of investments	(446)	287
Gain on remeasurement of investment in unconsolidated entities	—	11,242
Net income (loss)	(14,217)	8,326
Noncontrolling interests	93	64
Net income (loss) attributable to common stockholders	$(14,124)	$8,390

Weighted average common shares outstanding - basic	54,319,635	47,645,050
Weighted average common shares outstanding - diluted	54,319,635	48,299,882

Basic net income (loss) per common share	$(0.26)	$0.18
Diluted net income (loss) per common share	$(0.26)	$0.17

Distributions declared per common share	$0.18	$0.18

Comprehensive income (loss):
Net income (loss)	$(14,217)	$8,326
Other comprehensive income (loss): unrealized gain (loss) on interest rate derivatives	(7,027)	5,438
Comprehensive income (loss)	(21,244)	13,764
Comprehensive loss attributable to noncontrolling interests	94	62
Comprehensive income (loss) attributable to common stockholders	$(21,150)	$13,826

See Notes to Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Condensed Consolidated Statements of Changes in Equity
(in thousands, except per share amounts)
(unaudited)

				Cumulative Distributions and Net Loss Attributable to Common Stockholders	Accumulated Other Comprehensive Income (Loss)
	Common Stock		Additional Paid-in Capital
	Number of Shares	Par value				Noncontrolling Interests	Total Equity

Three months ended March 31, 2019
Balance at December 31, 2018	53,840	$5	$2,749,106	$(1,977,969)	$3,409	$2,930	$777,481
Net loss	—	—	—	(14,124)	—	(93)	(14,217)
Issuance of common stock, net	1,442	1	34,480	—	—	—	34,481
Unrealized loss on interest rate derivatives	—	—	—	—	(7,026)	(1)	(7,027)
Share based compensation, net	17	—	731	—	—	51	782
Contributions by noncontrolling interests	—	—	—	—	—	721	721
Distributions declared:
Common stock ($0.18 per share)	—	—	—	(9,994)	—	—	(9,994)
Noncontrolling interests	—	—	—	—	—	(2)	(2)
Balance at March 31, 2019	55,299	$6	$2,784,317	$(2,002,087)	$(3,617)	$3,606	$782,225

Three months ended March 31, 2018
Balance at December 31, 2017	47,623	$5	$2,609,540	$(1,936,960)	$4,218	$768	$677,571
Cumulative effect of a change in accounting principle	—	—	—	635	825	—	1,460
Balance at January 1, 2018	47,623	$5	$2,609,540	$(1,936,325)	$5,043	$768	$679,031
Net income	—	—	—	8,390	—	(64)	8,326
Unrealized gain on interest rate derivatives	—	—	—	—	5,436	2	5,438
Share based compensation, net	33	—	748	—	—	43	791
Contributions by noncontrolling interests	—	—	—	—	—	2,603	2,603
Distributions declared:
Common stock ($0.18 per share)	—	—	—	(8,626)	—	—	(8,626)
Noncontrolling interests	—	—	—	—	—	(3)	(3)
Balance at March 31, 2018	47,656	$5	$2,610,288	$(1,936,561)	$10,479	$3,349	$687,560

See Notes to Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities
Net income (loss)	$(14,217)	$8,326
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Asset impairment losses	937	—
Gain on sale of assets	—	(12,014)
Gain on remeasurement of investment in unconsolidated entities	—	(11,242)
Loss on early extinguishment of debt	6,025	8,988
Amortization of restricted shares and units	1,020	1,000
Depreciation and amortization	22,903	24,616
Amortization of lease intangibles	(171)	(63)
Amortization of above- and below-market rent	(1,486)	(1,276)
Amortization of deferred financing fees	348	404
Equity in operations of investments	446	(287)
Ownership portion of fees from unconsolidated entities	15	48
Distributions from investments	—	10
Change in accounts receivable	1,492	644
Change in prepaid expenses and other assets	843	911
Change in lease commissions	(1,478)	(1,130)
Change in other lease intangibles	(22)	4
Change in accounts payable and accrued liabilities	(27,416)	(21,510)
Change in other liabilities	(285)	508
Cash used in operating activities	(11,046)	(2,063)

Cash flows from investing activities
Escrow deposits	—	(3,000)
Return of investments	—	1,711
Purchases of real estate	(18,691)	(98,875)
Investments in unconsolidated entities	2,098	(409)
Capital expenditures for real estate	(14,474)	(8,526)
Capital expenditures for real estate under development	(20,384)	(18,211)
Proceeds from sales of assets	71,522	141,391
Insurance proceeds for capital expenditures	1,605	—
Cash provided by investing activities	21,676	14,081

Cash flows from financing activities
Financing costs	—	(3,178)
Proceeds from notes payable	65,000	702,000
Payments on notes payable	(118,654)	(700,384)
Payments for early extinguishment of debt	(5,694)	(3,632)
Issuance of common stock	35,003	—
Costs associated with issuance of common stock	(522)	—
Transfer of common stock	(238)	(210)
Distributions paid to common stockholders	(9,994)	(8,626)
Distributions paid to noncontrolling interests	(2)	(3)
Contributions from noncontrolling interests	721	2,453
Cash used in financing activities	(34,380)	(11,580)

Net change in cash, cash equivalents, and restricted cash	(23,750)	438
Cash, cash equivalents, and restricted cash at beginning of period	36,882	22,310
Cash, cash equivalents, and restricted cash at end of period	$13,132	$22,748

See Notes to Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.             Business

Organization

TIER REIT, Inc. is a publicly traded (NYSE: TIER), self-managed, Dallas-based real estate investment trust focused on owning quality, well-managed commercial office properties in dynamic markets throughout the U.S. As used herein, “TIER REIT,” “TIER,” the “Company,” “we,” “us,” or “our” refers to TIER REIT, Inc. and its subsidiaries unless the context otherwise requires.

TIER REIT’s vision is to be the premier owner and operator of best-in-class office properties in TIER1 submarkets, which are primarily higher density and amenity-rich locations within select, high-growth metropolitan areas that offer a walkable experience to various amenities. Our mission is to provide unparalleled, TIER ONE Property Services to our tenants and outsized total return through stock price appreciation and dividend growth to our stockholders. TIER REIT was incorporated in June 2002 as a Maryland corporation and has elected to be treated, and currently qualifies, as a real estate investment trust, or REIT, for federal income tax purposes. As of March 31, 2019, we owned interests in 17 operating office properties and two development properties. Our operating properties are located in five markets throughout the United States.

Substantially all of our business is conducted through Tier Operating Partnership LP (“Tier OP”), a Texas limited partnership.  Our wholly-owned subsidiary, Tier GP, Inc., a Delaware corporation, is the sole general partner of Tier OP.  Our direct and indirect wholly-owned subsidiaries, Tier Business Trust, a Maryland business trust, and Tier Partners, LLC, a Delaware limited liability company, are limited partners that together with Tier GP, Inc. own all of Tier OP.

2.             Basis of Presentation and Significant Accounting Policies

Interim Unaudited Financial Information

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission (“SEC”) on February 11, 2019.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted from this report on Form 10-Q pursuant to the rules and regulations of the SEC.

The results for the interim periods shown in this report are not necessarily indicative of future financial results.  The accompanying condensed consolidated balance sheets as of March 31, 2019, and December 31, 2018, and condensed consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for the periods ended March 31, 2019 and 2018, have not been audited by our independent registered public accounting firm.  In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments necessary to present fairly our financial position as of March 31, 2019, and December 31, 2018, and our results of operations and our cash flows for the periods ended March 31, 2019 and 2018.  These adjustments are of a normal recurring nature.

We have evaluated subsequent events for recognition or disclosure in our condensed consolidated financial statements.

Proposed Merger

On March 25, 2019, we announced our entry into a definitive merger agreement (the “Merger Agreement”) with Cousins Properties Incorporated (“Cousins”), and Murphy Subsidiary Holdings Corporation, a wholly-owned subsidiary of Cousins (“Merger Sub”), to combine in a 100% stock-for-stock transaction (the “Merger”). Under the terms of the agreement, Cousins will issue 2.98 shares of newly issued common stock in exchange for each share of TIER common stock. The all-stock merger is intended to qualify as a tax-free “reorganization” for U.S. federal income tax purposes. Upon closing, Cousins and TIER stockholders will own approximately 72% and 28% of the combined company’s stock, respectively. The transaction is subject to customary closing conditions, including receipt of the approval of both Cousins and TIER stockholders. There can be no assurance that the Merger will be completed on the terms or timeline currently contemplated or at all.

Summary of Significant Accounting Policies

Described below are certain of our significant accounting policies. The disclosures regarding several of the policies have been condensed or omitted in accordance with interim reporting regulations specified by Form 10-Q pursuant to the rules and regulations of the SEC. Please see our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for a complete listing of our significant accounting policies.

Real Estate

The following is a summary of our buildings and improvements and related lease intangibles as of March 31, 2019, and December 31, 2018 (in thousands):

		Lease Intangibles
		Assets	Liabilities
			Acquired Below-Market Leases
	Buildings and Improvements	Other Lease Intangibles
as of March 31, 2019
Cost	$1,500,620	$162,091	$(60,043)
Less: accumulated depreciation and amortization	(438,443)	(66,111)	38,878
Net	$1,062,177	$95,980	$(21,165)

		Lease Intangibles
		Assets	Liabilities
			Acquired Below-Market Leases
	Buildings and Improvements	Other Lease Intangibles
as of December 31, 2018
Cost	$1,574,653	$170,824	$(60,509)
Less: accumulated depreciation and amortization	(442,225)	(69,452)	37,858
Net	$1,132,428	$101,372	$(22,651)

We amortize the value of in-place leases, in-place tenant improvements, and in-place leasing commissions to expense over the initial term of the respective leases.  The tenant relationship values are amortized to expense over the tenants’ respective initial lease terms and any anticipated renewal periods, but in no event does the amortization period for intangible assets or liabilities exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the acquired lease intangibles related to that tenant would be charged to expense.  The estimated remaining average useful lives for acquired lease intangibles range from an ending date of April 2019 to an ending date of November 2027.

Anticipated amortization associated with acquired lease intangibles for each of the following five years is as follows (in thousands):

April 2019 - December 2019	$5,386
2020	$6,141
2021	$4,899
2022	$4,197
2023	$3,634

Impairment of Real Estate-Related Assets

For our consolidated real estate assets, we monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset, including its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to its estimated fair value. Our process to estimate the fair value of an asset involves using bona fide purchase offers or the expected sales price of an executed sales agreement, which would be considered Level 1 or Level 2 assumptions within the fair value hierarchy. To the extent that this type of third-party information is unavailable, we estimate projected cash flows and a risk-adjusted rate of return that we believe would be used by a third party market participant in estimating the fair value of an asset. This is considered a

Level 3 assumption within the fair value hierarchy. These projected cash flows are prepared internally by the Company’s asset management professionals and are updated quarterly to reflect in-place and projected leasing activity, market revenue and expense growth rates, market capitalization rates, discount rates, and changes in economic and other relevant conditions. The Company’s Chief Financial Officer, Chief Accounting Officer, and Managing Director - Asset Management review these projected cash flows to assure that the valuation is prepared using reasonable inputs and assumptions, which are consistent with market data or with assumptions that would be used by a third party market participant and assume the highest and best use of the real estate investment. We recorded an impairment charge of approximately $0.9 million for the three months ended March 31, 2019, related to final closing costs for properties that were impaired in 2018, and sold in 2019. We had no impairment charges for the three months ended March 31, 2018.

For our unconsolidated real estate assets, at each reporting date we compare the estimated fair value of our investment to the carrying amount.  An impairment charge is recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be other an other-than-temporary decline.  We had no impairment charges related to our investments in unconsolidated entities for the three months ended March 31, 2019 or 2018.

In evaluating our investments for impairment, management makes several estimates and assumptions, including, but not limited to, the projected date of disposition (the intended hold period) and sales price for each property, the estimated future cash flows of each property during our estimated ownership period, and for unconsolidated investments, the estimated future distributions from the investment.  A change in these estimates and assumptions could result in understating or overstating the carrying amount of our investments, which could be material to our financial statements.

We undergo continuous evaluations of property level performance, credit market conditions, and financing options.  If our assumptions regarding the cash flows expected to result from the use and eventual disposition of our properties decrease or our expected hold periods decrease, we may incur future impairment charges on our real estate-related assets.  In addition, we may incur impairment charges on assets classified as held for sale in the future if the carrying amount of the asset upon classification as held for sale exceeds the estimated fair value, less costs to sell.

Hurricane Harvey

In August 2017, One & Two Eldridge Place and Three Eldridge Place (collectively known as the “Eldridge Properties”), located in Houston, Texas, experienced flood-related damage as a result of Hurricane Harvey and its aftermath. By early January 2018, all of the properties were fully operational. We carry comprehensive property, casualty, flood, and business interruption insurance that we anticipate will cover our losses at the properties, subject to a deductible. The Eldridge Properties were sold in January 2019.

As of March 31, 2019, we have an insurance recovery receivable of $4.4 million in “accounts receivable, net” on our condensed consolidated balance sheet for the estimated net book value of damaged assets and the restoration expenses incurred because we determined the insurance proceeds were probable of receipt.

To the extent that insurance proceeds ultimately exceed the net book value of damaged assets plus the restoration expenses incurred, the excess (net of the deductible) will be reflected as income in the period insurance proceeds are received or when receipt is deemed probable to occur.

Cash, Cash Equivalents, and Restricted Cash

We consider investments in highly-liquid money market funds or investments with original maturities of three months or less to be cash equivalents. Restricted cash includes restricted money market accounts, as required by our lenders or by leases, for anticipated tenant improvements, property taxes and insurance, certain tenant security deposits, and additional loan security reserves.

The following is a summary of our cash, cash equivalents, and restricted cash total as presented in our condensed consolidated statements of cash flows for the three months ended March 31, 2019 and 2018 (in thousands):

	March 31, 2019	March 31, 2018
Cash and cash equivalents	$9,805	$10,183
Restricted cash	3,327	12,565
Total cash, cash equivalents, and restricted cash	$13,132	$22,748

Accounts Receivable, net

The following is a summary of our accounts receivable, net as of March 31, 2019, and December 31, 2018 (in thousands):

	March 31, 2019	December 31, 2018
Straight-line rental revenue receivable	$52,267	$51,912
Insurance receivable	4,358	9,680
Tenant receivables	2,767	5,572
Non-tenant receivables	1,845	821
Allowance for doubtful accounts	—	(650)
Total	$61,237	$67,335

As of March 31, 2019, our lease related receivables, which includes tenant receivables and straight-line rental revenue receivables, are reduced for credit losses as a reduction to rental revenue. Management assesses collectability based on its judgment of whether a tenant may or may not meet its financial obligations and reduces these receivables to an amount it believes is collectible.
As of December 31, 2018, prior to the adoption of the leasing standard, our allowance for doubtful accounts was an estimate based on management’s evaluation of accounts where it determined that a tenant may not meet its financial obligations. In these situations, management used its judgment, based on the facts and circumstances, and recorded a reserve for that tenant against amounts due to reduce the receivable to an amount it believed was collectible. These reserves were reevaluated and adjusted as additional information became available.

Investments in Unconsolidated Entities

Investments in unconsolidated entities consist of our noncontrolling interests in properties. We account for these investments using the equity method of accounting in accordance with GAAP. We use the equity method of accounting when we have significant influence, but not control, of the operating and financial decisions of these investments and thereby have some responsibility to create a return on our investment. The equity method of accounting requires these investments to be initially recorded at cost and subsequently increased (decreased) for our share of net income (loss), including eliminations for our share of inter-company transactions, and increased (decreased) for contributions (distributions). To the extent that we contribute assets to an unconsolidated entity, our investment in the unconsolidated entity is recorded at our cost basis in the assets that were contributed to the entity. To the extent that our cost basis is different than the basis reflected at the entity level, the basis difference is generally amortized over the life of the related asset and included in our share of equity in operations of investments.

For unconsolidated investments that have properties under development, we capitalize interest expense to our investment basis using our weighted average interest rate of consolidated debt. Capitalization begins when we are engaged in the activities necessary to get the property ready for its intended use. We cease capitalization when the development is completed and ready for its intended use or if the intended use changes such that capitalization is no longer appropriate. For the three months ended March 31, 2018, we capitalized interest incurred of approximately $0.3 million for unconsolidated entities with properties under development, which is included in our investments in unconsolidated entities on our condensed consolidated balance sheets. We had no unconsolidated properties under development in 2019.

Noncontrolling Interests

Noncontrolling interests consist of our third-party partners’ proportionate share of equity in certain consolidated real estate properties and restricted stock units issued to our independent directors.

Lessee Accounting
We have land that is subject to long-term ground leases, and we lease surface parking lots and parking spaces, all of which provides parking to our office tenants at certain properties. Additionally, we lease office equipment. In addition to evaluating whether a contractual arrangement contains or is a lease at lease inception, we evaluate lease classification at lease commencement. Our operating leases generally contain fixed payment terms. Right-of-use (“ROU”) assets and lease liabilities are recognized at the lease commencement date and calculated as the present value of lease payments over the respective lease term.
Management utilizes significant judgment and assumptions in assessing whether a contract contains a lease as defined by the accounting standard and also in determining the amount of the ROU asset and lease liability. The discount rate used to calculate the present value of our lease liability is evaluated for each lease at commencement. Since the implicit rate is not readily determinable for our leases, we use our incremental borrowing rate based on the information available at the commencement date. Additionally, the lease term used in our determination of the lease liability is based on our assessment of whether we will exercise extension and termination options as provided by the leases.
Revenue Recognition

Our rental revenue primarily consists of revenue generated from leases. We recognize rental income generated from all leases of consolidated real estate assets on a straight-line basis over the terms of the respective leases, including the effect of rent holidays, if any. Certain of our leases are subject to variable payment terms in which payments are periodically increased on the basis of increases in the Consumer Price Index (“CPI”). Changes to the CPI are not estimated as part of the related straight-line rent revenue and are recognized in the period in which the revenue is generated. Additionally, certain of our tenant leases contain options to extend or terminate the lease term. We do not include these extensions or termination options in our assessment of lease terms unless we are reasonably certain the tenant will exercise these options.
    For contracts with customers (as defined by GAAP), we recognize revenue when we transfer promised goods or services to a customer in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. Our revenue from contracts with customers primarily consists of parking income and development fee income.
Parking income - Parking income is primarily generated (1) through contractual arrangements with management companies that operate our parking garages and remit the monthly revenue collected to us or (2) directly through tenant leases. Revenue is recognized at a point in time upon the performance of services. Accounts receivable are recorded for services provided in advance of receiving payment. Management applies judgment in determining whether we are the principal or agent in those arrangements with management companies. We report revenue and expenses from these arrangements on a gross basis since we control the fulfillment of the promise to provide the service.
Development fee income - We serve as a development manager for development projects owned by unconsolidated entities in which we have an ownership interest. Development fees are paid monthly and structured based on costs that approximate the percentage of construction completed. Our performance obligation is therefore satisfied over time, and we recognize development fee income based on progress of the developments.
Sales of Real Estate
Gain on sale of assets - Upon the disposition of a property, we recognize a gain or loss at a point in time when we determine control of the underlying asset has been transferred to the buyer. Our performance obligation is generally satisfied at closing of the transaction. Any continuing involvement is analyzed as a separate performance obligation in the contract and a portion of the sales price is allocated to each performance obligation. When the performance obligation related to the continuing involvement is satisfied, the sales price allocated to it is recognized. There is significant judgment applied to estimate the amount of any variable consideration identified within the sales price and assess its probability of occurrence based on current market information, historical transactions, and forecasted information that is reasonably available.

3.            New Accounting Pronouncements
New Accounting Pronouncements to be Adopted
In June 2016, the Financial Accounting Standards Board (“FASB”) issued amended guidance that requires measurement and recognition of expected credit losses for financial assets, including trade and other receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This is different from the current guidance as this will require immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets. Generally, the pronouncement requires a modified retrospective method of adoption. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2019, with early adoption permitted. We are currently evaluating the impact this guidance will have on our financial statements when adopted.

In August 2018, the FASB issued amended guidance that removes certain disclosure requirements related to the fair value hierarchy, modifies existing disclosure requirements related to measurement uncertainty, and adds new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2019, with early adoption permitted. We are currently evaluating the impact this guidance will have on our financial statements when adopted.

Recently Adopted Accounting Pronouncements

In February 2016, FASB issued updated guidance that sets out revised principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors.  The guidance requires lessees to recognize assets and liabilities for operating leases with lease terms greater than twelve months on the balance sheet.  The guidance modifies lessors’ classification criteria for leases and the accounting for sales-type and direct financing leases.  The guidance also makes changes to lessor accounting and reporting, specifically the classification of lease components and non-lease components, such as services provided to tenants.  The guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018. We adopted this guidance on January 1, 2019, using the cumulative effect method in the period of adoption under the transition option provided by the standard. The adoption did not result in a cumulative catch-up adjustment to our opening cumulative distributions and net loss attributable to common stockholders. Upon adoption, we elected the package of practical expedients for all existing leases as of January 1, 2019, which permits us not to reassess (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the adoption date. We also elected, as a lessor, the practical expedient to not separate non-lease components from associated lease components. Our non-lease components include common area maintenance and utilities services provided to tenants. We met the criteria to elect this expedient since we concluded (1) the pattern and transfer of such services and the associated lease component (i.e., rent) are the same and (2) the lease component (i.e., rent), if accounted for separately, would be classified as an operating lease. Therefore, non-lease components are accounted as part of the related lease component, which is the predominant component, under the leasing standard.
Upon adoption of the standard, as a lessee, we recognized right-of-use assets recorded within “prepaid expenses and other assets” of approximately $2.2 million and corresponding operating lease liabilities recorded within “other liabilities” of approximately $2.2 million on our condensed consolidated balance sheet related to our ground leases and surface parking lot operating leases. As a lessor, our recognition of rental income remained substantially the same with previous guidance; however, the treatment of initial direct costs has changed upon adoption. Certain external legal fees related to the successful execution of lease agreements that were previously capitalized are required to be expensed as incurred under the new accounting standard.
In June 2018, the FASB issued updated guidance that is intended to simplify aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation. This guidance is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2018. We adopted this guidance on January 1, 2019, and the adoption did not have a material impact on our financial statements.

4.           Real Estate Activities

Dispositions of Real Estate
The following table presents our sales of real estate for the three months ended March 31, 2019 (in thousands):

Property Name	Date of Disposition	Location	Rentable Square Footage	Contract Sale Price	Proceeds from Sale
Eldridge Properties (1)	01/31/19	Houston, TX	824	$78,400	$71,522
_________________
(1) Consists of two properties, One & Two Eldridge Place and Three Eldridge Place.
Properties that have been sold or disposed contributed net loss of approximately $0.8 million and net income of approximately $0.2 million to our net income (loss) for the three months ended March 31, 2019 and 2018, respectively. These amounts include impairment losses and exclude any gains related to the sales or other dispositions of these properties.

Acquisition of Real Estate
On February 27, 2019, we acquired a 95% interest in 3354 Peachtree Road, an approximate three-acre land site located in Atlanta, Georgia. The total purchase price of the joint venture transaction was approximately $14.2 million (at 100%).

5.             Real Estate Under Development

When we are engaged in activities to get a potential development ready for its intended use, we capitalize interest, property taxes, insurance, ground lease payments, and direct construction costs. For the three months ended March 31, 2019, we capitalized a total of approximately $30.5 million, including approximately $1.0 million of interest. For the three months ended March 31, 2018, we capitalized a total of approximately $21.8 million, which included approximately $0.8 million of interest. These costs are classified as real estate under development on our condensed consolidated balance sheets until such time that the development is complete.

6.             Investments in Unconsolidated Entities

We participate in real estate ventures for the purpose of acquiring and developing office properties in which we may or may not have a controlling financial interest. Our investments in unconsolidated entities consist of our noncontrolling interests in certain properties that are accounted for using the equity method of accounting.

The following is a summary of our investments in unconsolidated entities as of March 31, 2019, and December 31, 2018 (dollar amounts in thousands):

		Ownership Interest		Unconsolidated Investment Balance
Entity Name	Property	March 31, 2019	December 31, 2018	March 31, 2019	December 31, 2018
208 Nueces Street, LLC (1)(2)	Third + Shoal	47.50%	47.50%	$30,187	$32,746
_________________

(1)
We evaluate our investments in unconsolidated entities in order to determine if they are variable interest entities (“VIEs”). Based on our assessment, we identified this entity as a VIE, but we are not the primary beneficiary, as we do not have the power to direct the activities that most significantly impact the economic performance of this entity. For VIEs in which we are not deemed to be the primary beneficiary, we continue to account for them using the equity method. The maximum amount of exposure to loss with respect to this VIE is the carrying amount of our investment and any debt guaranteed by us. As of March 31, 2019, and December 31, 2018, Tier OP guaranteed 25% of the construction loan of 208 Nueces Street, LLC, as discussed below in “Guarantees.” At March 31, 2019, our VIE had total assets of approximately $154.2 million and total liabilities of approximately $99.6 million. At December 31, 2018, our VIE had total assets of approximately $140.6 million and total liabilities of approximately $85.2 million.

(2)
Our investments in unconsolidated entities at March 31, 2019, and December 31, 2018, include basis adjustments that total approximately $4.2 million and $6.4 million, respectively. Basis adjustments represent the aggregate difference between our historical cost basis and our equity basis reflected at the joint venture level, which is typically amortized over the life of the related assets and liabilities. Basis differences occur from impairment of investments and upon the transfer of assets that were previously owned by us into a joint venture. In addition, capitalized interest and certain acquisition, transaction, and other costs may not be reflected in the net assets at the joint venture level.

Our equity in operations of investments represents our proportionate share of the combined earnings and losses of our investment for the period of our ownership. For the three months ended March 31, 2019 and 2018, we recorded approximately $0.4 million of loss and approximately $0.3 million of income, respectively, for our share of equity in operations from our investments in unconsolidated entities.

Guarantees

The unconsolidated entities in which we have investments generally finance their activities with a combination of partner equity and debt financing. In 2017, 208 Nueces Street, LLC entered into a construction loan for the development of Third + Shoal, in which Tier OP guaranteed up to 50% of the outstanding principal balance. This percentage is reduced when certain conditions in the guarantee agreement are met, and as of March 31, 2019, this percentage was 25%. The guarantee, which extends to October 2021 when the loan matures, includes a project completion guarantee and a payment guarantee covering a percentage of the outstanding loan.
Additionally, there is a recourse carve-out agreement in which Tier OP guarantees the entire outstanding balance of the loan in addition to any related losses that may arise from certain violations of the joint venture’s contractual agreements, including “bad boy acts.” In these situations, we have an indemnity and contribution agreement with our partners where each partner has indemnified the other for any recourse liability resulting from claims triggered by that partner.
As of March 31, 2019, 208 Nueces Street, LLC has a loan commitment of approximately $103.8 million, of which, if the full amount of the debt obligation was borrowed, we estimate approximately $26.0 million is our maximum exposure related to the payment guarantee. As of March 31, 2019, the outstanding balance of the construction loan for 208 Nueces Street, LLC was approximately $73.5 million, of which we estimate approximately $18.4 million is our maximum exposure related to the payment guarantee. These maximum exposure estimates do not take into account any recoveries from the underlying collateral or any reimbursement from our partners. We believe that, as of March 31, 2019, in the event we become legally obligated to perform under the payment guarantee, the collateral in 208 Nueces Street, LLC should be sufficient to repay the obligation. If it is not, we and our partners would need to contribute additional capital to the venture.

7.          Notes Payable, net

Our notes payable, net were approximately $661.6 million and $714.8 million as of March 31, 2019, and December 31, 2018, respectively. As of March 31, 2019, all of our outstanding debt was fixed rate debt (or effectively fixed rate debt, through the use of interest rate swaps), with the exception of approximately $72.0 million. As of March 31, 2019, the stated annual interest rates on our outstanding debt, ranged from approximately 3.06% to 4.24%. As of March 31, 2019, the effective weighted average interest rate for our debt is approximately 3.45%.

Our loan agreements generally require us to comply with certain reporting and financial covenants. As of March 31, 2019, we believe we were in compliance with the covenants under each of our loan agreements, including our credit facility. Our outstanding debt has maturity dates that range from January 2022 to January 2025. The following table provides information regarding the timing of principal payments of our notes payable, net, as of March 31, 2019 (in thousands):

Principal payments due in:
April 2019 - December 2019	$—
2020	—
2021	—
2022	297,000
2023	66,000
2024 and Thereafter	300,000
Less: unamortized debt issuance costs (1)	(1,450)
Notes payable, net	$661,550
________________

(1)
Excludes approximately $2.5 million of unamortized debt issuance costs associated with the revolving line of credit because these costs are presented as an asset on our condensed consolidated balance sheets.

Credit Facility

We have a credit agreement through our operating partnership, Tier OP, that provides for total unsecured borrowings of up to $900.0 million, subject to our compliance with certain financial covenants. The facility consists of a $300.0 million term loan, a $275.0 million term loan, and a $325.0 million revolving line of credit. The $300.0 million term loan matures on January 17, 2025. The $275.0 million term loan matures on June 30, 2022. The revolving line of credit matures on January 18, 2022, and can be extended one additional year subject to certain conditions and payment of an extension fee. The annual interest rate on the credit facility is equal to either, at our election, (1) the “base rate” (calculated as the greatest of (i) the agent’s “prime rate”; (ii) 0.5% above the Federal Funds Effective Rate; or (iii) the LIBOR Market Index Rate plus 1.0%) plus the applicable margin or (2) LIBOR for an interest period of one, three, or six months plus the applicable margin.  The applicable margin will be determined based on the ratio of total indebtedness to total asset value and ranges from 10 basis points to 235 basis points.  We have entered into interest rate swap agreements to hedge interest rates on $525.0 million of these borrowings to manage our exposure to future interest rate movements. All amounts owed are guaranteed by us and certain subsidiaries of Tier OP. As of March 31, 2019, we had approximately $575.0 million in borrowings outstanding under the term loans and $22.0 million in borrowings outstanding under the revolving line of credit with the ability, subject to our most restrictive financial covenants, to borrow an additional approximately $302.4 million under the facility as a whole. As of March 31, 2019, the weighted average effective interest rate for borrowings under the credit facility as a whole, inclusive of our interest rate swaps, was approximately 3.36%.

8.          Fair Value Measurements

Fair value, as defined by GAAP, is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the fair value hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the fair value hierarchy) has been established.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative financial instruments

We use derivative financial instruments, such as interest rate swaps, to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis of the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts).  The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
We incorporate credit valuation adjustments (“CVAs”) to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the CVAs associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties.  However, we have assessed the significance of the impact of the CVAs on the overall valuation of our derivative positions and have determined that they are not significant.  As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.  Unrealized gains or losses on derivatives are recorded in accumulated other comprehensive income (loss) (“OCI”) within equity at each measurement date. Our derivative financial instruments are included in “prepaid expenses and other assets” and “other liabilities” on our condensed consolidated balance sheets.

The following table sets forth our financial assets and liabilities measured at fair value on a recurring basis, which equals book value, by level within the fair value hierarchy as of March 31, 2019, and December 31, 2018 (in thousands):

		Basis of Fair Value Measurements
		Quoted Prices In Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	Total Fair Value
Description
March 31, 2019
Derivative financial instruments:
Assets	$4,434	$—	$4,434	$—
Liabilities	$(8,050)	$—	$(8,050)	$—

December 31, 2018
Derivative financial instruments:
Assets	$7,751	$—	$7,751	$—
Liabilities	$(4,340)	$—	$(4,340)	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Impairment of Real Estate Related Assets

We have recorded non-cash impairment charges related to a reduction in the fair value of certain of our assets.  The inputs used to calculate the fair value of these assets included projected cash flows and a risk-adjusted rate of return that we estimated would be used by a market participant in valuing these assets or by obtaining third-party broker valuation estimates, bona fide purchase offers, or the expected sales price of an executed sales agreement.

During the three months ended March 31, 2019, we recorded additional impairment loss of approximately $0.9 million for properties that were impaired in 2018, and sold in 2019. We had approximately $41.6 million in impairment losses during the year ended December 31, 2018, for properties assessed for impairment due to the disposition of a property and changes in management’s estimate of the intended hold periods of certain of our properties.

The following table summarizes the assets that were measured at fair value and impaired during the three months ended March 31, 2019, and the year ended December 31, 2018 (in thousands):

		Basis of Fair Value Measurements
Description	Fair Value of Assets at Impairment	Quoted Prices In Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
for the three months ended March 31, 2019
Real estate	$69,544	$—	$69,544	$—	$(937)

for the year ended December 31, 2018
Real estate	$97,544	$—	$97,544	$—	$(41,564)

Financial Instruments not Reported at Fair Value

Financial instruments held at March 31, 2019, and December 31, 2018, but not measured at fair value on a recurring basis include cash and cash equivalents, restricted cash, accounts receivable, notes payable, accounts payable and accrued liabilities, and other liabilities. With the exception of notes payable, the financial statement carrying amounts of these items approximate their fair values due to their short-term nature. Estimated fair values for notes payable have been determined using recent trading activity and/or bid-ask spreads and are classified as Level 2 in the fair value hierarchy.

Carrying amounts of our notes payable and the related estimated fair value as of March 31, 2019, and December 31, 2018, are as follows (in thousands):

	March 31, 2019		December 31, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes payable	$663,000	$663,135	$716,654	$718,505
Less: unamortized debt issuance costs	(1,450)		(1,899)
Notes payable, net	$661,550		$714,755

9.              Derivative Instruments and Hedging Activities

We may be exposed to the risk associated with variability of interest rates that might impact our cash flows and the results of our operations.  Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements.  To accomplish this objective, we have used interest rate swaps as part of our interest rate risk management strategy.  Our interest rate swaps involve the receipt of variable-rate amounts from counterparties in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.  Our hedging strategy of entering into interest rate swaps, therefore, is to eliminate or reduce, to the extent possible, the volatility of cash flows.

The following table summarizes the notional values of our derivative financial instruments (in thousands) as of March 31, 2019. The notional values provide an indication of the extent of our involvement in these instruments at March 31, 2019, but do not represent exposure to credit, interest rate, or market risks.

Type/Description	Notional Value	Index	Strike Rate	Effective Date	Maturity Date
Interest rate swap - cash flow hedge	$125,000	one-month LIBOR	1.6775%	12/31/14	10/31/19
Interest rate swap - cash flow hedge	$125,000	one-month LIBOR	1.6935%	04/30/15	10/31/19
Interest rate swap - cash flow hedge	$125,000	one-month LIBOR	1.7615%	06/30/15	05/31/22
Interest rate swap - cash flow hedge	$150,000	one-month LIBOR	1.7695%	06/30/15	05/31/22
Interest rate swap - cash flow hedge	$62,500	one-month LIBOR	2.8220%	10/31/19	12/31/24
Interest rate swap - cash flow hedge	$62,500	one-month LIBOR	2.8230%	10/31/19	12/31/24
Interest rate swap - cash flow hedge	$125,000	one-month LIBOR	2.8220%	10/31/19	12/31/24

The table below presents the fair value of our derivative financial instruments, included in “prepaid expenses and other assets” and “other liabilities” on our condensed consolidated balance sheets, as of March 31, 2019, and December 31, 2018 (in thousands):

Derivatives Designated as Hedging Instruments:	Derivative Assets		Derivative Liabilities
	March 31, 2019	December 31, 2018	March 31, 2019	December 31, 2018

Interest rate swaps	$4,434	$7,751	$(8,050)	$(4,340)

The tables below present the effect of the change in fair value of derivative financial instruments in our condensed consolidated statements of operations and comprehensive income (loss) for the three months ended March 31, 2019 and 2018 (in thousands):

Derivatives in Cash Flow Hedging Relationship

	Gain (loss) recognized in OCI on derivatives
	For the Three Months Ended
	March 31, 2019	March 31, 2018
Interest rate swaps	$(7,027)	$5,438

	Loss reclassified from OCI into income
	For the Three Months Ended
Location	March 31, 2019	March 31, 2018
Interest expense (1)	$1,020	$159
______________

(1)
Changes in fair value as a result of accrued interest associated with our swap transactions are recorded in accumulated OCI and subsequently reclassified into income. Such amounts are shown net in the condensed consolidated statements of changes in equity and offset dollar for dollar.

	Total interest expense presented in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) in which the effects of cash flow hedges are recorded

	For the Three Months Ended
Location	March 31, 2019	March 31, 2018
Interest expense	$5,759	$8,109

Amounts reported in accumulated OCI related to derivatives will be reclassified to interest expense as interest payments and accruals are made on our variable-rate debt. We estimate that approximately $2.3 million will be reclassified as a decrease to interest expense over the next twelve months ending March 31, 2020.

We have agreements with our derivative counterparties that contain provisions where if we default on any of our indebtedness for at least 30 days, during which time such default has not been remedied, and in all cases provided that the aggregate amount of all such defaults is not less than $10.0 million for recourse debt or $75.0 million for non-recourse debt, then we could also be declared in default on our derivative obligations.

10.          Commitments and Contingencies

As of March 31, 2019, we had commitments of approximately $29.4 million for future tenant improvements and leasing commissions.

We have employment agreements with our five named executive officers.  The term of each employment agreement ends on August 3, 2021, provided that the term will automatically continue for an additional one-year period unless either party provides 60 days written notice of non-renewal prior to the expiration of the initial term.  The agreements provide for lump sum payments and an immediate lapse of restrictions on compensation received under the long-term incentive plan upon termination of employment without cause.  As a result, in the event we terminated all of these agreements without cause as of March 31, 2019, we would have recognized approximately $19.1 million in related compensation expense.

11.          Equity

Stock Plans

Our 2015 Equity Incentive Plan allows for, and our 2005 Incentive Award Plan allowed for, equity-based incentive awards to be granted to our employees, non-employee directors, and key persons as detailed below:

Restricted stock units held by independent directors. We have outstanding restricted stock units (“RSUs”) held by our independent directors. These units vest 13 months after the grant date. Subsequent to vesting, the restricted stock units will be converted to an equivalent number of shares of common stock upon the earlier to occur of the following events or dates: (i) separation from service for any reason other than cause; (ii) a change in control of the Company; (iii) death; or (iv) a date ranging from July 2019 to February 2020, depending on the director. Expense is measured at the grant date based on the estimated fair value of the award and is recognized over the vesting period. Any forfeitures of awards are recognized as they occur.

The following is a summary of the number of outstanding RSUs held by our independent directors as of March 31, 2019 and 2018:

	March 31, 2019		March 31, 2018
	Units	Weighted Average Price per unit	Units	Weighted Average Price per unit
Outstanding at the beginning of the year	12,910	$23.24	19,672	$17.03
Issued	891	$22.45	—	$—
Converted	(2,582)	$23.24	(1,917)	$18.27
Outstanding at the end of the period (1)	11,219	$23.18	17,755	$16.90
_____________

(1)	As of March 31, 2019, none of the RSUs held by our independent directors are vested.

Restricted stock units held by employees. We have outstanding RSUs held by employees. These units vest from December 2019 to December 2021 at which time the units will be converted into a number of shares of common stock, which could range from zero shares to 200% of the issued number of units. The actual number of shares of common stock issued will be based on our total stockholder return (“TSR”) percentage as compared to three metrics: our annualized TSR on a predetermined absolute basis, the TSR of the constituent companies of the Nareit Office Index (unweighted), and the TSR of a select group of peer companies.

The following is a summary of the number of outstanding RSUs held by our employees as of March 31, 2019 and 2018:

	March 31, 2019		March 31, 2018
	Units	Weighted Average Price per unit	Units	Weighted Average Price per unit
Outstanding at the beginning of the year	226,745	$17.61	208,620	$16.59
Issued	119,264	$23.76	129,188	$17.24
Outstanding at the end of the period	346,009	$19.73	337,808	$16.84

Compensation cost is measured at the grant date, based on the estimated fair value of the award (ranging from $16.80 per unit to $27.79 per unit) as determined by a Monte Carlo simulation-based model using the assumptions outlined in the table below. Any forfeitures of awards are recognized as they occur.

Assumption	Value
Expected volatility	23% - 26%
Risk-free interest rate	1.53% - 2.48%
Expected term	35 months
Expected dividend yield	3.6% - 4.3%
Restricted stock. We have outstanding restricted stock held by employees. Restrictions on outstanding shares lapse based on various lapse schedules and range from December 2019 to December 2021. Compensation cost is measured at the grant date based on the estimated fair value of the award and is recognized as expense over the service period based on a tiered lapse schedule. Any forfeitures of awards are recognized as they occur.

The following is a summary of the number of shares of restricted stock outstanding as of March 31, 2019 and 2018:

	March 31, 2019		March 31, 2018
	Shares	Weighted Average Price per share	Shares	Weighted Average Price per share
Outstanding at the beginning of the year	153,568	$18.93	180,791	$20.47
Issued	103,545	$23.76	125,558	$17.24
Forfeitures	(10,205)	$16.92	—	$—
Restrictions lapsed	(25,165)	$26.88	(41,062)	$26.23
Outstanding at the end of the period	221,743	$20.37	265,287	$18.05

For the three months ended March 31, 2019 and 2018, we recognized a total of approximately $1.0 million, for compensation expense related to the amortization of all of the equity-based incentive awards outlined above. As of March 31, 2019, the total remaining compensation cost on unvested awards was approximately $8.1 million, with a weighted average remaining contractual life of approximately 1.6 years.

ATM Programs
On May 10, 2017, we established an at-the-market equity offering program (the “May 2017 ATM Program”) pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $125.0 million in amounts and at times as we determine from time to time. On August 8, 2018, we established an additional ATM program (the “August 2018 ATM Program” and, together with the May 2017 ATM Program, the “ATM Programs”) pursuant to which we may issue and sell shares of our common stock having an additional aggregate offering price of up to $125.0 million, in amounts and at times as we determine from time to time.
The following table provides certain details of sales under our ATM Programs for the three months ended March 31, 2019 (dollars in thousands). There were no sales for the three months ended March 31, 2018.

	Number of Shares Issued	Gross Proceeds	Commissions	Issuance Costs	Net Proceeds
May 2017 ATM Program	316,969	$7,718	$(96)	$(21)	$7,601
August 2018 ATM Program	1,125,000	27,285	(341)	(64)	26,880
Total	1,441,969	$35,003	$(437)	$(85)	$34,481
We have no obligation to sell any of such shares under our ATM Programs. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of our common stock, our determinations of the appropriate sources of funding for the Company, and potential uses of funding available to us. We intend to use the net proceeds from the offering of such shares, if any, for general corporate purposes, which may include future acquisitions, development, and repayment of indebtedness, including borrowings under our credit facility.

12.    Revenue

We recognize rental income generated from all leases of consolidated real estate assets on a straight-line basis over the terms of the respective leases, including the effect of rent holidays, if any.  The total net increase to rental revenue due to straight-line rent adjustments for the three months ended March 31, 2019 and 2018, was approximately $3.9 million and $0.5 million, respectively.  When a tenant exceeds its tenant improvement allowance, this amount is reimbursed to us and recorded as a deferred rent liability, which is recognized as rental revenue over the life of the lease. The total net increase to rental revenue due to this deferred rent for the three months ended March 31, 2019 and 2018, was approximately $0.4 million and $0.4 million, respectively. Our rental revenue also includes amortization of acquired above- and below-market leases.  The total net increase to rental revenue due to the amortization of acquired above- and below-market leases for the three months ended March 31, 2019 and 2018, was approximately $1.5 million and $1.3 million, respectively. Revenues relating to lease termination fees are recognized on a straight-line basis amortized from the time that a tenant’s right to occupy the leased space is modified through the end of the revised lease term.  We recognized no lease termination fees for the three months ended March 31, 2019. For the three months ended March 31, 2018, we recognized lease termination fees of approximately $0.3 million.

Included in our rental revenue is parking income of approximately $2.1 million and $2.2 million for the three months ended March 31, 2019 and 2018, respectively, which represents revenue from contracts with customers. We had no significant development fee income for the three months ended March 31, 2019 or 2018.

Accounts receivables from contracts with customers were approximately $0.8 million and $0.7 million as of March 31, 2019, and December 31, 2018, respectively.

13.    Leasing Activity

As Lessor
Our primary source of rental income is generated from our operating leases of office space and is included in “rental revenue” on our condensed consolidated statement of operations and comprehensive income (loss). Our leases with tenants are classified as operating leases. The weighted average remaining lease term for existing leases as of March 31, 2019, was approximately 5.9 years.
After the adoption of new accounting guidance related to leasing, future minimum base rental payments due to us under these non-cancelable operating leases in effect as of March 31, 2019, are as follows (in thousands):

as of March 31, 2019	Amount
April 2019 - December 2019	$91,882
2020	122,165
2021	106,007
2022	97,046
2023	86,093
2024 and thereafter	284,895
Total	$788,088
Prior to adoption of new accounting guidance related to leasing, future minimum base rental payments due to us under non-cancelable leases in effect as of December 31, 2018, were as follows (in thousands):

as of December 31, 2018	Amount
2019	$131,871
2020	127,275
2021	108,955
2022	99,782
2023	88,138
2024 and thereafter	294,965
Total	$850,986

As Lessee
We have land that is subject to long-term ground leases, and we lease surface parking lots and parking spaces, all of which provides parking to our office tenants at certain properties. Additionally, we lease office equipment. These leases are classified as operating leases under relevant accounting guidance. As of March 31, 2019, we had operating lease ROU assets of approximately $2.0 million recorded within “prepaid expenses and other assets” and corresponding operating lease liabilities of approximately $2.0 million recorded within “other liabilities” on our condensed consolidated balance sheet. Total rent expense for our operating leases was approximately $0.2 million for the three months ended March 31, 2019. Cash paid related to our operating lease liabilities totaled approximately $0.2 million for the three months ended March 31, 2019, and is included in cash used in operating activities on our condensed consolidated statement of cash flows.
The weighted average discount rate used to measure the ROU assets and lease liabilities for our operating leases was approximately 4.0% as of March 31, 2019. Our surface parking lot and parking space leases provide extension options. We did not recognize these extension options in the ROU assets and lease liabilities related to these leases, since we determined it is not reasonably certain that we will exercise them as we consider other parking alternatives for those properties. The weighted average remaining lease term for our operating leases was approximately 3.0 years as of March 31, 2019. Additionally, we have elected as an accounting policy not to recognize short-term leases (i.e., leases with a lease term of 12 months or less), on our condensed consolidated balance sheet. As of March 31, 2019, we have no short-term leases and therefore no lease costs associated with short-term leases for the three months ended March 31, 2019.
After the adoption of new accounting guidance related to leasing, future minimum base rental payments payable by us under these non-cancelable operating leases in effect at March 31, 2019, are as follows (in thousands):

as of March 31, 2019	Amount
April 2019 - December 2019	$623
2020	715
2021	462
2022	175
2023	117
2024 and thereafter	—
Total	$2,092
Less: discount	(135)
Total operating lease liabilities	$1,957

Prior to adoption of new accounting guidance related to leasing, future minimum base rental payments payable by us under these non-cancelable leases in effect as of December 31, 2018, were as follows (in thousands):

as of December 31, 2018	Amount
2019	$1,448
2020	1,279
2021	995
2022	683
2023	450
2024 and thereafter	—
Total	$4,855

14.    Net Income (Loss) per Common Share

Net income (loss) per common share is calculated using the two-class method, which requires the allocation of undistributed net income between common and participating stockholders. All outstanding restricted stock awards containing rights to non-forfeitable distributions are considered participating securities for this calculation. In periods of net loss, no loss is allocated to participating securities because our participating securities do not have a contractual obligation to share in our losses.
The following table reflects the calculation of basic and diluted net income (loss) per common share for the three months ended March 31, 2019 and 2018 (in thousands, except per share data):

	For the Three Months Ended
	March 31, 2019	March 31, 2018
Numerator:
Net income (loss) attributable to common stockholders	$(14,124)	$8,390
Less: net income allocated to participating securities	—	—
Numerator for basic net income (loss) per share	$(14,124)	$8,390
Add: undistributed net income allocated to participating securities	—	—
Less: undistributed net income re-allocated to participating securities	—	—
Numerator for diluted net income (loss) per share (1)	$(14,124)	$8,390

Denominator:
Weighted average common shares outstanding - basic	54,320	47,645
Effect of dilutive securities	—	655
Weighted average common shares outstanding - diluted	54,320	48,300

Basic net income (loss) per common share	$(0.26)	$0.18
Diluted net income (loss) per common share	$(0.26)	$0.17

Securities excluded from weighted average common shares outstanding - diluted because their effect would be anti-dilutive	826	19
_______________

(1)	In periods where there is no undistributed net income to allocate to participating securities, the treasury stock method is used to calculate dilutive securities.

15.          Supplemental Cash Flow Information

Supplemental cash flow information is summarized below for the three months ended March 31, 2019 and 2018 (in thousands):

	Three Months Ended
	March 31, 2019	March 31, 2018
Interest paid, net of amounts capitalized	$5,301	$7,804
Income taxes paid	$—	$2

Non-cash investing activities:
Property and equipment additions in accounts payable and accrued liabilities	$22,248	$17,712
Lease liabilities arising from obtaining right-of-use assets	$2,153	$—
Liabilities assumed through the purchase of real estate	$—	$7,028
Escrow deposits applied to purchase of real estate	$—	$21,350
Escrow deposit applied to purchase of real estate from noncontrolling interest	$—	$150
Acquisition of controlling interest in unconsolidated entity	$—	$927

Non-cash financing activities:
Mortgage notes assumed (1)	$—	$89,733
Unrealized gain on interest rate derivatives	$—	$5,438
Unrealized loss on interest rate derivatives	$7,027	$—
 _________________

(1)
The approximately $89.7 million mortgage notes assumed during the three months ended March 31, 2018, includes approximately $44.9 million of debt assumed when we acquired the remaining 50.00% interest in our Domain 8 property, and approximately $44.9 million of debt associated with our previously held 50.00% unconsolidated interest in the Domain 8 property. Domain 8 was consolidated during the three months ended March 31, 2018.